Exhibit 4

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SOUTHCROSS HOLDINGS LP

a Delaware Limited Partnership

Dated as of August 4, 2014

LIMITED PARTNERSHIP INTERESTS IN SOUTHCROSS HOLDINGS LP, A DELAWARE LIMITED PARTNERSHIP, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SOUTHCROSS HOLDINGS LP, AS SUCH MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

1.1.	Certain Definitions	2

1.2.	Construction	20

ARTICLE II
ORGANIZATION

2.1.	Continuation of the Partnership	21

2.2.	Name	21

2.3.	Registered Office; Registered Agent	21

2.4.	Principal Office	21

2.5.	Purpose; Powers	21

2.6.	Fiscal Year	21

2.7.	Foreign Qualification Governmental Filings	21

2.8.	Term	22

ARTICLE III
PARTNERS; DISPOSITIONS OF INTERESTS

3.1.	Partners	22

3.2.	Liability of Partners	22

3.3.	Restrictions on Management by Limited Partners	22

3.4.	Restrictions on the Transfer of Interests	22

3.5.	Additional Partners	24

3.6.	Liability to Third Parties	24

3.7.	Tag Along Rights	25

3.8.	Right of First Offer	27

3.9.	Limitation of Rights	28

3.10.	Indirect Transfers	28

3.11.	Liquidity Event	31

3.12.	Certain Events Not Deemed Transfers	34

3.13.	Determination of Fair Market Value	34

3.14.	Transferability of Set-Off Distribution Rights	35

3.15.	MAC Cure Amounts; Redirected Distribution Amounts	35

3.16.	Exchange of Class A Units for SXE Equity Securities	36

i

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1.	Interests	39

4.2.	Return of Contribution	41

4.3.	Withdrawal of Capital	41

4.4.	Capital Accounts	42

4.5.	MAC Coverage Contributions	42

ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS

5.1.	Distributions	42

5.2.	Tax Distributions	44

5.3.	Allocations	46

5.4.	Withholding	51

ARTICLE VI
MANAGEMENT

6.1.	Management	52

6.2.	Super Majority Decisions; Major Decisions	52

6.3.	Officers	56

6.4.	Annual Budget	56

6.5.	Limitation of Liability; Indemnification	58

6.6.	Directors’ and Officers’ Insurance	60

6.7.	Limitation of Duties; Waiver of Fiduciary Duties	60

ARTICLE VII
RIGHTS OF PARTNERS; CONFIDENTIALITY

7.1.	Access to Information	61

7.2.	Financial Reports	61

7.3.	Audits	62

7.4.	Confidentiality	62

7.5.	Press Releases	62

7.6.	Reimbursement of Expenses	63

ARTICLE VIII
TAXES

8.1.	Tax Returns	63

8.2.	Tax Elections	63

8.3.	Tax Characterization of the Partnership	64

8.4.	Tax Matters Partner	64

8.5.	Tax Information	65

ARTICLE IX
BOOKS, RECORDS, AND BANK ACCOUNTS

9.1.	Maintenance of Books and Records	65

9.2.	Bank Accounts	65

ARTICLE X
DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION

10.1.	Dissolution	65

10.2.	Liquidation and Termination	65

10.3.	Cancellation of Filing	66

ARTICLE XI
GENERAL PROVISIONS

11.1.	Offset	66

11.2.	Notices	66

11.3.	Entire Agreement; Supersedure	67

11.4.	Effect of Waiver or Consent	67

11.5.	Amendment or Modification	67

11.6.	Binding Effect	68

11.7.	Governing Law; Severability	68

11.8.	Consent to Jurisdiction; Waiver of Jury Trial	68

11.9.	Dispute Resolution	68

11.10.	Further Assurances	69

11.11.	Waiver of Certain Rights	69

11.12.	Title to Partnership Property	70

11.13.	Counterparts	70

11.14.	Electronic Transmissions	70

11.15.	Aggregation of Interests	70

11.16.	BBTS Adjustment Amount	70

Exhibit A – Partners, Classes, Capital Contributions and Units

Exhibit B – Officers

Exhibit C – Joinder Agreement

Exhibit D – Representations and Warranties

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SOUTHCROSS HOLDINGS LP

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) of Southcross Holdings LP, a Delaware limited partnership (the “Partnership”), is made and entered into by and among Southcross Holdings GP LLC, a Delaware limited liability company (the “General Partner”), Southcross Energy LLC, a Delaware limited liability company (“Southcross”), BBTS Borrower LP, a Delaware limited partnership (“BBTS,” Southcross and BBTS are sometimes referred to collectively as the “Limited Partners”) effective as of August 4, 2014 (the “Effective Date”).

WHEREAS, on June 9, 2014, the General Partner and BBTS formed the Partnership by filing a certificate of limited partnership with the Delaware Secretary of State and entered into a Limited Partnership Agreement of the Partnership (the “Prior Partnership Agreement”) to set forth the respective rights and obligations of the General Partner and BBTS with respect to the Partnership;

WHEREAS, concurrently with entering into this Agreement, (a) BBTS is making (or committing to make) a capital contribution to the Partnership by contributing to Southcross Holdings Borrower LP, a Delaware limited partnership and wholly-owned Subsidiary of the Partnership (“Borrower LP”), the Contributed TS Interests (the “BBTS ED Contribution”), and (b) Southcross is making a capital contribution to the Partnership by contributing to Borrower LP (x) the SXE Units and (y) the Contributed SEP GP Interest ((x) and (y), collectively, the “Southcross ED Contribution”), in each case, in exchange for certain Class A Units and pursuant to the Contribution Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Contribution Agreement, the General Partner and the Limited Partners desire to amend and restate the Prior Partnership Agreement in the manner set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual agreements set forth in this Agreement and intending to be legally bound, the parties hereto hereby amend and restate the Prior Partnership Agreement in its entirety to read as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Access Partner” means a Limited Partner who, together with its Affiliates, holds a Class A Sharing Percentage that is equal to or greater than one percent (1%).

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any corresponding provisions of succeeding law. All references to provisions of the Act shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.

“Additional Notice of Exercise” has the meaning set forth in Section 3.8(b).

“Adjusted Capital Account” means, with respect to any Partner, the balance, if any, in such Partner’s Capital Account as of the end of the relevant Tax Year or other relevant period, after giving effect to the following adjustments:

(a) add to such Capital Account any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Partnership pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) subtract from such Capital Account such Partner’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Adjustment Loss” has the meaning set forth in the Contribution Agreement.

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the first Person. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by agreement or otherwise; provided, however, that with respect to any Partner, the term “Affiliate” shall not include the General Partner, the Partnership or any of their respective Subsidiaries.

“Agreement” has the meaning set forth in the introductory paragraph, as it may be further amended, modified, supplemented or restated from time to time, or any successor agreement.

“Allocation Period” means (a) the period commencing on the Effective Date and ending on the last day of the Partnership’s Tax Year, (b) any subsequent period commencing on the first day of the Partnership’s Tax Year and ending on the last day of the Partnership’s Tax Year, or (c) any portion of any period described in clause (a) or (b) for which the Partnership is required to allocate Profits, Losses, and other items of Partnership income, gain, loss, or deduction pursuant to Section 5.3.

“Amended Tag-Along Notice” has the meaning set forth in Section 3.7(b).

“Annual Budget” means each annual operating, general and administrative expense and capital budget of the Partnership for a given calendar year (or the portion of calendar year 2014 from the date of this Agreement through December 31, 2014, in the case of the Initial Budget), as approved, revised or otherwise modified by the General Partner or effective pursuant to Section 6.4(f), as such budget may be modified or amended from time to time by the General Partner or with the approval of the General Partner.

“Approved Exit” has the meaning set forth in Section 3.11(a).

“Available Cash” means the sum of (a) gross cash proceeds from the operations of the Partnership or its Subsidiaries, as applicable (including sales and dispositions of property whether or not in the ordinary course of business), (b) any net cash proceeds from any issuance of equity or refinancing of debt or new debt issuance or incurrence, and (c) other cash on hand less amounts used to pay or establish reserves for all expenses of the Partnership or its Subsidiaries, as applicable (including general and administrative expenses), contract and marketing costs, debt payments, taxes, capital expenditures, replacements, future acquisitions and investments and contingencies, all as reasonably determined on a periodic basis by the General Partner.

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment’s having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“BBTS” has the meaning set forth in the introductory paragraph hereof and includes any successor to BBTS and any Transferee of all but not less than all of BBTS’ Interest.

“BBTS Adjustment Amount” means an amount equal to the Estimated Adjustment Amount (as defined in the Contribution Agreement), which shall be subject to adjustment in accordance with Section 2.7(f) of the Contribution Agreement.

“BBTS Adjustment Amount Payout” has the meaning set forth in Section 11.16(a).

“BBTS Distribution” means a distribution by BBTS or any wholly-owned Subsidiary of BlackBrush TexStar of all (and not less than all) of the Units held by BBTS and wholly-owned Subsidiaries of BlackBrush TexStar to members of the TW Group and members of the EIG Group in proportion of their respective ownership interests in BlackBrush TexStar.

“BBTS ED Contribution” has the meaning set forth in the Recitals.

“BBTX Note” means BBTX Note LP, a Delaware limited partnership.

“BBTX Note II” means BBTX Note-II LP, a Delaware limited partnership.

“BBTX Unit” means BBTX Unit LP, a Delaware limited partnership.

“BBTX Unit II” means BBTX Unit-II LP, a Delaware limited partnership.

“BlackBrush TexStar” means BlackBrush TexStar LP, a Delaware limited partnership.

“Board of Directors” means the Board of Directors of the General Partner.

“Borrower LP” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York or Dallas, Texas, are authorized or obligated by law to close.

“Business Opportunity” has the meaning set forth in Section 6.7(b).

“Capital Account” means the Capital Account maintained for each Partner on the Partnership’s books and records in accordance with the following provisions:

(a) To each Partner’s Capital Account there will be added (i) the amount of cash and the Gross Asset Value of any other asset contributed by such Partner to the Partnership, (ii) such Partner’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.3(b) hereof or other provisions of this Agreement, and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

(b) From each Partner’s Capital Account there will be subtracted (i) the amount of cash and the Gross Asset Value of any other Partnership assets distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Partner pursuant to Section 5.3(b) or other provisions of this Agreement, and (iii) liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(c) Determination of the amount of any liability for purposes of subparagraphs (a) and (b) above will take into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(d) If all or a portion of an Interest is disposed of accordance with the terms of this Agreement, the Assignee shall succeed to the Capital Account of the transferor to the extent it relates to the Interest so disposed of.

(e) For purposes of computing the Partners’ Capital Accounts, the Simulated Basis of each Depletable Property of the Partnership will be allocated among the Partners based on their Class A Sharing Percentages.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Treasury Regulations.

“Capital Call Notice” has the meaning set forth in Section 4.1(d)(i).

“Capital Contribution” means, with respect to any Partner, the amount of money and the Gross Asset Value of any tangible or intangible property (other than money) contributed to the capital of the Partnership by such Partner. Any reference in this Agreement to the Capital Contribution of a Partner shall include any Capital Contribution of its predecessors in interest.

“Certificate” has the meaning set forth in Section 2.1.

“Change in Control” means, (a) with respect to BBTS (or any Permitted Transferee of BBTS who holds Class A Units), any transaction which results in BBTS (or such Permitted Transferee) ceasing to be Controlled by the TW Group and/or the EIG Group, (b) with respect to Southcross (or any Permitted Transferee of Southcross who holds Class A Units), any transaction which results in Southcross (or such Permitted Transferee) ceasing to be Controlled by the Southcross Group, (c) from and after a BBTS Distribution, with respect to any member of the EIG Group to whom Class A Units are distributed pursuant to a BBTS Distribution (or any Permitted Transferee of EIG who holds Class A Units), any transaction which results in EIG (or such Permitted Transferee) ceasing to be Controlled by the EIG Group, (d) from and after a BBTS Distribution, with respect to any member of the TW Group to whom Class A Units are distributed pursuant to a BBTS Distribution (or any Permitted Transferee of TW who holds Class A Units), any transaction which results in TW (or such Permitted Transferee) ceasing to be Controlled by TW Group and (e) with respect to any other Person (for purposes of this definition, the “first Person”), any transaction or series of related transactions pursuant to which any Person (or any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934)) that is not, at the time of the transaction, Affiliated with the first Person, directly or indirectly by acquiring interests in a Parent of the first Person, acquires beneficial ownership of a majority of the outstanding equity interests or Voting Interests in the first Person.

“Class A Limited Partner” means Southcross, BBTS and any Person acquiring Class A Units in accordance with the terms of this Agreement, including pursuant to a BBTS Distribution.

“Class A Sharing Percentage” means, with respect to any Partner, a fraction (expressed as a percentage), the numerator of which is the total number of Class A Units held by such Partner and the denominator of which is the total number of Class A Units held by all Partners.

“Class A Unit Price” means,

(a) $1,000 per Class A Unit until the first Capital Contribution in which each Class A Limited Partner fails to contribute its full Class A Sharing Percentage of such Capital Contribution (a “Disproportionate Contribution”), and

(b) for purposes of the first Disproportionate Contribution and each Capital Contribution thereafter pursuant to which Class A Units are issued, the Class A Unit Fair Market Value.

“Class A Units” means the units of the Partnership designated as Class A Units and having the rights associated with Class A Units as described herein.

“Class A Unit Fair Market Value” the amount that would be distributed to a Class A Limited Partner on account of a Class A Unit if an amount equal to the Partnership Sale Value was distributed pursuant to Section 5.1(a).

“Closing Period” has the meaning set forth in Section 3.8(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contributed TS Interests” means, collectively (i) 100% of the limited liability company interest of TexStar GP and (ii) 100% of the limited partnership interest in TexStar, as contributed by BBTS to the Partnership pursuant to the Contribution Agreement.

“Contributed SEP GP Interest” means 100% of the limited liability company interest of SEP GP, as contributed by Southcross to the Partnership pursuant to the Contribution Agreement.

“Contribution Agreement” means that certain Contribution Agreement, dated as of June 11, 2014, among BBTS, Southcross and the Partnership.

“Control,” “Controlling” or “Controlled” means, as to a specified Person, the beneficial ownership, directly or indirectly, of more than 50% of the voting power of the outstanding Voting Interests of such Person or the power or authority, by contract or otherwise, to direct the management, activities or policies of such Entity.

“CP Deadline” has the meaning given such term in the Contribution Agreement.

“Cure Notice” has the meaning set forth in Section 3.10(d).

“Cure Period” has the meaning set forth in Section 3.10(d).

“Current Market Value” when used with reference to any capital stock or other security on any date means: (a) if the capital stock or security is then listed or admitted to trading on a national securities exchange, is quoted on the OTC Bulletin Board or is quoted on any other interdealer quotation system or regularly quoted by member firms of the Financial Industry Regulatory Authority, the volume weighted average of the Trading Prices of such security on the date of determination (if a trading day) and on each of the five trading days immediately preceding, and on each of the five trading days immediately following, the date of the determination (any such capital stock or security so listed, traded or quoted being referred to as “Publicly Traded”) or (b) if the capital stock or security is not Publicly Traded, the Fair Market Value of such capital stock or security.

“Damages” has the meaning set forth in Section 6.5(b).

“Depletable Property” means each separate oil and gas property as defined in Code Section 614 owned from time to time by the Partnership as a result of a Capital Contribution, acquisition or otherwise.

“Depreciation” means, for each Allocation Period or other period, an amount equal to the depreciation, amortization or other cost recovery deduction (other than Simulated Depletion) allowable for federal income tax purposes with respect to an asset for such Allocation Period or other period, except that (a) with respect to any property the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Allocation Period or other period will be the amount of book basis recovered for such Allocation Period or other period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and (b) with respect to any other property the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Period or other period, Depreciation for such Allocation Period or other period will be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period or other period bears to such beginning adjusted tax basis. Notwithstanding the foregoing, if the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period or other period is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Depreciation Recapture” has the meaning set forth in Section 5.3(c)(iii)(B).

“Designating Party” has the meaning set forth in the GP Agreement.

“Director” or “Directors” means any member or members of the Board of Directors.

“Dispute” has the meaning set forth in Section 11.9(a).

“Distributable Property” means Available Cash and non-cash proceeds from sales and dispositions of property of the Partnership and its Subsidiaries.

“Exchange Tax Dispute Notice” has the meaning set forth in Section 3.16(a)(ii)(B).

“Dropdown Transaction” means a contribution by the Partnership, the General Partner or the Subsidiaries of the Partnership of all or a portion of their assets to any member of the SXE Group.

“EBITDA” for any period, means the net income or loss for such period plus, to the extent the following amounts have been deducted in the determination of net income or loss for the period: (1) interest expense (net of interest income) for such period; (2) the provision for income taxes for such period; (3) the amount of all management fees for such period; (4) the amount of all amortization and depreciation for such period; (5) loss (gain) from asset dispositions for such period; and (6) rent related to facilities owned by Partnership and its wholly owned Subsidiaries for such period.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“EIG” means EIG BlackBrush Holdings LLC, a Texas limited liability company.

“EIG Group” means EIG, TCW Energy Fund XIV, L.P., TCW Energy Fund XIV-A, L.P., TCW Energy Fund XIV (Cayman), L.P., TCW Energy Fund XIV-B, L.P., Energy XIV Blocker (BlackBrush), LLC, Energy Fund XV, L.P., Energy Fund XV-A, L.P., Energy Fund XV (Cayman), L.P., Energy Fund XV-B, L.P., Energy XV Blocker (BlackBrush), LLC, EIG Management Company, LLC and their respective Affiliates and any investment fund or separate account managed by any of the foregoing.

“Emergency Expenditures” means expenditures which are reasonably necessary to be expended in order to mitigate or remedy the endangerment of property, the health or safety of any Person or the environment.

“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity.

“Equity Security” means (a) the equity ownership rights in a business Entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business Entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (b) also includes all Equity Interest Equivalents.

“Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Security described in clause (a) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.

“Exchange FMV” has the meaning set forth in Section 3.16(b).

“Exchange Tax Dispute Notice” has the meaning set forth in Section 3.16(a)(ii)(B).

“Exchange Tax Loss” means the amount of tax payable (assuming no offset for any refunds, credits or other similar tax attributes) by the Non-Requesting Partner or any of its Affiliates (either directly or the applicable portion of any tax borne by such party as a result of its status as a Partner in the Partnership) as a result of the exchange of Equity Securities of SXE to the Requesting Partner pursuant to Section 3.16. For this purpose, each dollar of “additional income” for purposes of an income or franchise tax shall be considered taxable at the highest marginal rate for an individual or a corporation (whichever rate is higher) subject to such tax.

“Exchanging Partner” has the meaning set forth in Section 3.16(b).

“Exercising Partner” has the meaning set forth in Section 3.10(c).

“Extended Offer Period” has the meaning set forth in Section 3.8(b).

“Fair Market Value” means the fair market value as determined in good faith by the General Partner; provided that the determination of Fair Market Value shall be subject to Section 3.13. In determining the Fair Market Value of any non-cash property, all factors which the General Partner determines might reasonably affect such value shall be taken into account; provided, however, that (a) the Fair Market Value of any non-cash property that consists of Publicly Traded securities or similar instruments shall be the Current Market Value thereof determined by reference to a record date which shall be fixed by the General Partner as of a date not less than five trading days before and no more than ten trading days before the proposed action requiring a determination of Fair Market Value of any such non-cash property and (b) in no event shall any non-cash property be valued at less than the price at which the Partnership can require a third Person to buy the non-cash property, taking into account the creditworthiness of the Person with such purchase obligation, the availability of any collateral for the obligation, and other factors that the General Partner deems appropriate. The Fair Market Value shall be determined without reduction based upon any lack of control, minority ownership, marketability or other similar discounts. Notwithstanding the above, it is agreed that as of the Effective Date, the Fair Market Value of the BBTS ED Contribution was $1,100,000,000 and the Fair Market Value of the Southcross ED Contribution was $462,500,000.

“Final Exchange Tax Loss” has the meaning set forth in Section 3.16(a)(ii)(E).

“Fiscal Year” has the meaning set forth in Section 2.6.

“FMV Notice” has the meaning set forth in Section 3.13(a).

“FMV Objection” has the meaning set forth in Section 3.13(b).

“Fully Participating Partners” has the meaning set forth in Section 4.1(d)(i).

“GAAP” has the meaning set forth in Section 7.2(a).

“General Partner” has the meaning set forth in the introductory paragraph of this Agreement and includes any successor to the General Partner and any Transferee of all but not less than all of the General Partner’s Interest in the Partnership.

“GP Agreement” means the Limited Liability Company Agreement of the General Partner, as it may be amended, modified, supplemented or restated from time to time, or any successor agreement.

“GP Obligation” means (a) any indemnity obligation owed by the General Partner to any of its officers or directors or any third party and (b) any obligation owed by the General Partner for any taxes and any tax, accounting, legal advisors or any other party that performs general and administrative services on behalf of the General Partner that are reasonably necessary to the conduct of the business of the General Partner.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership is the gross fair market value of such asset as agreed upon between the General Partner and the contributing Partner at the time of contribution.

(b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Directors, in a manner that is consistent with Code Section 7701(g) and this Agreement, as of the following times:

(i) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution or as consideration for the performance of services on behalf of the Partnership;

(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property other than money as consideration for an Interest;

(iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv) at such other times as the Board of Directors may reasonably determine to be necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board of Directors reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross Fair Market Value of such asset (taking Code Section 7701(g) into account) on the date of distribution.

(d) The Gross Asset Values of Partnership assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code

Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), except that Gross Asset Values will not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Values of Partnership assets has been determined or adjusted pursuant to clauses (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Deprecation taken into account with respect to such property for purposes of computing Profits and Losses and for purposes of computing Simulated Depletion and other items allocated pursuant to Article V.

“Indemnitee” means (a) the General Partner, (b) each Officer or officer the General Partner, (c) the Directors, (d) each Organizing Person, (e) the Tax Matters Partner (or Person acting in a similar capacity), (f) any Person who is or was an Affiliate of the Partnership (other than any Person in the SXE Group), (g) any Person who is or was a partner, officer, director, employee, agent, fiduciary or trustee of the Partnership or any Affiliate of the Partnership (other than any Person in the SXE Group), (h) any Person who is or was serving at the request of the Partnership or any Affiliate of the Partnership (other than any Person in the SXE Group) as a partner, officer, director, employee, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (i) any Person the Partnership designates as an “Indemnitee” for purposes of this Agreement.

“Independent Appraiser” means an independent investment bank or appraisal firm with no material engagement within the three years prior to any engagement under this Agreement (other than as an Independent Appraiser pursuant to this Agreement) with the Partnership, any Partner or their Affiliates with experience involving non-public securities in the midstream industry.

“Indirect Parent Transfer” has the meaning set forth in Section 3.10(a).

“Initial Appraiser” has the meaning set forth in Section 3.10(c)(i).

“Initial Budget” has the meaning set forth in Section 6.4(a).

“Initial Limited Partner” or “Initial Limited Partners” means Southcross and/or BBTS.

“Initial Sharing Ratio” means, as to Southcross or BBTS, such Partner’s Class A Sharing Percentage as of the Effective Date.

“Interest” means the limited partnership interest of a Partner in the Partnership at any particular time, including, without limitation, all Units held by such Partner.

“Interest Rate” means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by JPMorgan Chase Bank (or its successor) from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, compounded annually, and (b) the maximum rate permitted by applicable law.

“IPT Exercise Notice” has the meaning set forth in Section 3.10(a)(ii).

“IPT Notice” has the meaning set forth in Section 3.10(a).

“IPT Notice Recipient” has the meaning set forth in Section 3.10(a)(i).

“IPT Transaction Value” has the meaning set forth in Section 3.10(a)(i).

“Joinder” has the meaning set forth in Section 3.4(b).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, right of first refusal or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement to give any of the foregoing.

“Limited Partner” means each Class A Limited Partner and each other Person hereafter admitted as a Limited Partner of the Partnership in accordance with this Agreement.

“Liquidation Event” has the meaning set forth in Section 10.1.

“Liquidity Event” means a (a) Qualified IPO and (b) any other event wherein cash or cash equivalent proceeds to the Partners (and any Assignees) on account of their respective Interests in the Partnership are generated outside the ordinary operation of the Partnership Group in conjunction with a disposition of equity of the General Partner and/or the Partnership Group (by merger, consolidation or otherwise) or all or any material portion of the assets of the General Partner and the Partnership Group.

“Lock-Up Period” means the period from the Effective Date through the second anniversary of the Effective Date.

“LLC Units” means Units (as defined in the GP Agreement).

“MAC Contributing Partner” has the meaning set forth in Section 4.5.

“MAC Cure Amount” has the meaning set forth in Section 4.5.

“MAC Defaulting Partner” has the meaning set forth in Section 4.5.

“MAC Default” means an event or occurrence giving rise to an indemnification obligation of Southcross or BBTS to the Partnership for Subject Losses pursuant to Section 10.1 or Section 10.2 of the Contribution Agreement to the extent the effect of such event or occurrence giving rise to such indemnification obligation results in an obligation of any member of the Partnership Group to make payment to any third party for such Subject Losses.

“Management Services Agreement” means that certain Management Services Agreement, dated as of the Effective Date, among SXE GP, TexStar Midstream Logistics, LP and TexStar Midstream Products, LP.

“Midstream Activities” means the ownership, operation, maintenance, expansion, construction, commissioning and decommissioning of, and acquisition of, gathering systems, pipelines and treatment and processing facilities, marketing of capacity on such gathering systems, buying and selling gas and condensate in connection therewith, the provision of compression services in connection therewith, and all other acts or activities incidental or related to any of the foregoing.

“Neutral Appraiser” has the meaning set forth in Section 3.10(c)(ii).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Non-Requesting Partner” has the meaning set forth in Section 3.16(a)(ii).

“Notice of Exercise” has the meaning set forth in Section 3.8(b).

“Offer Period” has the meaning set forth in Section 3.8(b).

“Offerees” has the meaning set forth in Section 3.8(a).

“Offeror” has the meaning set forth in Section 3.10(a).

“Officer” has the meaning set forth in Section 6.3.

“Organizing Person” means each Person executing the Certificate on behalf of the General Partner or the Partnership.

“Parent” means with respect to any Entity, any other Entity that Controls such first Entity.

“Partner” means the General Partner and the Limited Partners and any Person admitted to the Partnership as a Partner after the Effective Date in accordance with this Agreement.

“Partner Indemnitors” has the meaning set forth in Section 6.5(f).

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i).

“Partner Nonrecourse Debt” has the meaning set forth for such term in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth for such term in Treasury Regulations Section 1.704-2(i).

“Partnership” has the meaning set forth in the introductory paragraph hereof.

“Partnership Group” means the Partnership and its Subsidiaries.

“Partnership Minimum Gain” has the meaning set forth for such term in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1).

“Partnership Sale Value” means the amount that the Partnership would receive in an all cash sale of all of the assets and businesses of the Partnership and its wholly owned Subsidiaries as a going concern (giving effect to (a) all existing Liens on such assets and (b) all outstanding indebtedness for borrowed money, of the Partnership and its wholly-owned Subsidiaries) in an arm’s length transaction with an unaffiliated third-party consummated immediately preceding the event giving rise to the determination of the Partnership Sale Value (assuming that all of the proceeds of such sale were paid directly to the Partnership).

“Permitted Transferee” has the meaning set forth in Section 3.4(d).

“Person” means any individual or Entity.

“Primary Objecting Holder” has the meaning set forth in Section 3.13(b).

“Primary Exercising Partner” has the meaning set forth in Section 3.10(c).

“Prior Partnership Agreement” has the meaning set forth in the Recitals.

“Profits” and “Losses” means, for each Allocation Period or other period, an amount equal to the Partnership’s taxable income or loss for such Allocation Period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses will increase the amount of such income and/or decrease the amount of such loss;

(b) any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, will decrease the amount of such income and/or increase the amount of such loss;

(c) gain or loss resulting from any disposition of any Partnership assets (other than Depletable Property) where such gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(d) gain or loss resulting from any disposition of a Depletable Property shall be treated as being equal to the corresponding Simulated Gain or Simulated Loss, as applicable;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, Depreciation will be taken into account for such Allocation Period or other period;

(f) to the extent an adjustment to the adjusted tax basis of any asset included in Partnership assets pursuant to Code Section 734(b) or Code Section 7430 is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;

(g) if the Gross Asset Value of any Partnership asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment will be taken into account in the Allocation Period of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

(h) notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Section 5.3(b) hereof will not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3(b) hereof will be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

“Proposed Budget” has the meaning set forth in Section 6.4(c).

“Proposed Exchange Tax Loss Statement” has the meaning set forth in Section 3.16(a)(ii)(A).

“Prudent Industry Practices” means, at a particular time, any of the practices, methods, standards of care, skill, safety and diligence, as the same may change from time to time, but applied in light of the facts known at the time, that are consistent with the general standards applied or utilized under comparable circumstances by a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good midstream industry practice.

“Public Offering” means the sale in a firm underwritten public offering registered under the Securities Act of any class of Equity Securities of the Partnership (or any successor thereto).

“Publicly Traded” has the meaning set forth in the definition of Current Market Value.

“Purchase Offer” has the meaning set forth in Section 3.8(a).

“Qualified IPO” means any transaction that results in at least $75 million of Equity Securities of the Partnership or any successor thereto (if and only if the Partnership or such successor has no assets other than ownership in SXE GP or any successor thereto) or SXE GP (or any successor thereto), being Publicly Traded pursuant to an underwritten Public Offering of securities.

“Redirected Distribution Amount” means, other than MAC Cure Amounts, the amount of Adjustment Loss attributable to a Redirected Partner.

“Redirected Partner” means BBTS or Southcross, as applicable, at any time an Adjustment Loss is attributable to such Initial Limited Partner.

“Registration Rights Agreement” means a registration rights agreement, in a form reasonably acceptable to the Limited Partner entering into such agreement, relating to the registration of Equity Securities of the applicable issuer held by such Limited Partner.

“Remaining ROFO Securities” has the meaning set forth in Section 3.8(b).

“Remaining Securities Notice” has the meaning set forth in Section 3.8(b).

“Requesting Partner” has the meaning set forth in Section 3.16(a).

“ROFO Securities” has the meaning set forth in Section 3.8(a).

“ROFR Interests” has the meaning set forth in Section 3.16(b).

“ROFR Interest PSA” has the meaning set forth in Section 3.16(b)(iv).

“ROFR Offer Notice” has the meaning set forth in Section 3.16(b)(ii).

“ROFR Notice” has the meaning set forth in Section 3.16(b).

“ROFR Notice Period” has the meaning set forth in Section 3.16(b)(i).

“Rules” has the meaning set forth in Section 11.9(a).

“Second Appraiser” has the meaning set forth in Section 3.10(c)(ii).

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in Section 3.8(a).

“Set-Off Distributions” means Set-Off MAC Distributions and Set-Off RDA Distributions.

“Set-Off MAC Distributions” has the meaning set forth in Section 5.1(b).

“Set-Off RDA Distributions” has the meaning set forth in Section 5.1(c).

“SEP GP” means Southcross Energy GP LLC, a Delaware limited liability company.

“Simulated Basis” shall mean the book value of any Depletable Property. The Simulated Basis of each Depletable Property shall be allocated to each Partner in accordance with such Partner’s Class A Sharing Percentage as of the time such Depletable Property is contributed to or acquired by the Partnership (and any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis shall be allocated among the Partners in a manner designed to cause the Partners’ proportionate shares of such Simulated Basis to be in accordance with their Class A Sharing Percentages as determined at the time of any such additions), and shall be reallocated among the Partners in accordance with the Partners’ Class A Sharing Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the book value of the Partnership’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value.

“Simulated Depletion” shall mean, with respect to each Depletable Property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the book value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis. For purposes of computing Simulated Depletion, the General Partner will apply on a property by property basis the simulated percentage depletion method or the simulated cost depletion method, as determined by the General Partner, under Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Gain” or “Simulated Loss” shall mean the simulated gain or simulated loss computed by the Partnership with respect to each amount of gain or loss realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Southcross” has the meaning set forth in the introductory paragraph of this Agreement and includes any successor to Southcross and any Transfer of all but not less than all of Southcross’ Interest.

“Southcross ED Contribution” has the meaning set forth in the Recitals.

“Subject Company” has the meaning set forth in Section 3.10(a).

“Subject Losses” has the meaning given such term in the Contribution Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. Notwithstanding the foregoing, SXE shall not be considered a Subsidiary of the Partnership.

“SXE” means Southcross Energy Partners LP, a Delaware limited partnership.

“SXE GP” means Southcross Energy Partners GP, LLC.

“SXE Group” means SXE and its Subsidiaries.

“SXE Units” means 2,116,400 Common Units of SXE and 12,213,713 Subordinated Units of SXE.

“Tag-Along Notice” has the meaning set forth in Section 3.7(b).

“Tag-Along Sale” has the meaning set forth in Section 3.7(a).

“Tag-Along Sale Percentage” means a number, expressed as a percentage, equal to the number of Class A Units of the Tag-Along Seller proposed to be transferred in a Tag-Along Sale divided by the total number of Class A Units held by such Tag-Along Seller as of the date of the applicable Tag-Along Notice.

“Tag-Along Seller” has the meaning set forth in Section 3.7(a).

“Tag-Along Transferee” has the meaning set forth in Section 3.7(a).

“Tag Transferring Person” has the meaning set forth in Section 3.7(b).

“Tax Amount” means has the meaning set forth in Section 5.2(b).

“Tax Distribution” has the meaning set forth in Section 5.2(a).

“Tax Matters Partner” has the meaning set forth in Section 8.4.

“Tax Year” has the meaning set forth in Section 2.6.

“TexStar” means TexStar Midstream Services, LP, a Texas limited partnership.

“TexStar GP” means TexStar Midstream GP, LLC, a Texas limited liability company and the general partner of TexStar.

“Third Party Purchaser” has the meaning set forth in Section 3.8(c).

“Total Capital Contribution” has the meaning set forth in Section 4.1(d)(i).

“Total Consideration” means, as to any applicable Transfer or Approved Exit pursuant to the terms hereof, the sum of all cash and the Fair Market Value of all non-cash consideration to be paid for all Units Transferred in such transaction.

“Trading Price” means, for any trading day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case, (a) on the principal national securities exchange on which the shares of such capital stock are listed, (b) if (a) does not apply, as quoted on the OTC Bulletin Board, (c) if (a) and (b) do not apply, as reported or quoted on any other interdealer quotation system, including the Pink Sheets, on which such capital stock or security is then traded or quoted or (d) if (a) through (c) do not apply, as otherwise reported by any member firm of the National Association of Securities Dealers, Inc. selected by the General Partner.

“Transfer” means a disposition, sale, assignment, transfer, exchange, pledge or the grant of a security interest or other encumbrance.

“Transferor” means a Person that Transfers or prepares to Transfer.

“Transferee” is a Person to whom a Transfer is made or is prepared to be made.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“TW” means Tailwater Capital LLC, a Texas limited liability company.

“TW Aggregator” means TW BBTS Aggregator LP, a Delaware limited partnership.

“TW Group” means TW, TW Energy Fund, TW Aggregator, BBTX Unit, BBTX Unit II, BBTX Note, BBTX Note II and their respective Affiliates.

“TW Energy Fund” means Tailwater Energy Fund I, LP, a Delaware limited partnership.

“Ultimate Parent” means (a) with respect to Southcross, Charlesbank Capital Partners, LLC, (b) with respect to BBTS, each of TW and EIG Management Company, LLC, (c) from and after a BBTS Distribution, with respect to any member of the TW Group, TW and (d) from and after a BBTS Distribution, with respect to any member of the EIG Group, EIG Management Company, LLC, with respect to any other Partner, the Person designated by the Board of Directors reasonably and in good faith as the ultimate Person that Controls such Partner upon its admission as a Partner.

“Unfunded Notice” has the meaning set forth in Section 4.1(d)(i).

“Units” means the Class A Units of the Partnership and any other class of Units of the Partnership authorized and issued after the Effective Date.

“Veto Interest” has the meaning set forth in the GP Agreement.

“Voting Interests” means, as to a specified Person: (a) in the case of a corporation, the outstanding securities thereof entitled to vote on the election of directors; (b) in the case of a limited partnership, the general partnership interests therein; (c) in the case of a limited liability company, partnership or venture, the securities or interests therein entitled to manage or elect the managers or other governing body of such Person; (d) in the case of a trust or estate, the interest therein entitled to appoint or elect the trustee or similar governing body thereof; and (e) in the case of any other Person, the interest therein entitled to elect the governing body of such Person or otherwise exercise the power to direct or cause the direction of the management and policies of such Person.

“Voting Support” by a Partner with respect to a given action means that such Partner will (a) appear at any equity holder meeting of the Partnership or the General Partner to consider such action or otherwise cause its applicable Equity Securities owned by such Partner (or any of its Affiliates) as of the relevant time to be counted as present for purposes of calculating a quorum for such purpose, and respond to any other request by the Partnership or the General Partner for written consent, if any, with respect to such action, (b) vote, or cause to be voted, all of its applicable Equity Securities (i) in favor of the approval of such action, and (ii) against any action or agreement that would reasonably be expected to interfere with, delay or attempt to discourage the consummation of such action, and (c) cause the directors appointed by it to the Board of Directors of the General Partner to appear at any meeting of the Board of Directors to consider such action and direct such directors to vote (i) in favor of the approval of such action, and (ii) against any action or agreement that would reasonably be expected to interfere with, delay or attempt to discourage the consummation of such action.

“Waived ROFR Transfer Period” has the meaning set forth in Section 3.16(b)(iii).

1.2. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.

ARTICLE II

ORGANIZATION

2.1. Continuation of the Partnership. The Partnership was organized as a Delaware limited partnership by the filing of the Certificate of Limited Partnership of the Partnership (the “Certificate”) in the office of the Secretary of State pursuant to the Act on June 9, 2014. The Partners desire to continue the Partnership for the purposes and upon the terms and conditions hereinafter set forth. Except as provided herein, the rights, duties and liabilities of each Partner shall be as provided in the Act.

2.2. Name. The name of the Partnership is Southcross Holdings LP. Partnership business will be conducted in such name or such other names that comply with applicable law as the General Partner may select from time to time.

2.3. Registered Office; Registered Agent. The registered office of the Partnership in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by law. The registered agent of the Partnership in the State of Delaware will be the initial registered agent designated in the Certificate, or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law.

2.4. Principal Office. The principal office of the Partnership will initially be at such location as the General Partner may designate from time to time, which need not be in the State of Delaware. The Partnership may have such other offices as the General Partner may determine appropriate.

2.5. Purpose; Powers. The Partnership is organized for the purposes of (a) engaging, directly or through its Subsidiaries, in Midstream Activities in the continental United States and (b) engaging, directly or through its Subsidiaries, in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable or convenient in furtherance of or otherwise relating to the foregoing purpose as determined by the General Partner in its discretion. The Partnership will have all powers permitted to be exercised by a limited partnership organized in the State of Delaware.

2.6. Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) for financial statement purposes will end on December 31st unless otherwise determined by the General Partner. The tax year of the Partnership (the “Tax Year”) for income tax purposes will end on December 31st unless otherwise required under the Code.

2.7. Foreign Qualification Governmental Filings. Prior to the Partnership’s conducting business in any jurisdiction other than the State of Delaware, the General Partner will cause the Partnership to comply, to the extent procedures are available, with all requirements necessary to qualify the Partnership as a foreign limited partnership in such jurisdiction. Each Officer is authorized, on behalf of the Partnership, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, each Partner will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.

2.8. Term. The Partnership commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware, and will continue in existence until terminated pursuant to this Agreement.

ARTICLE III

PARTNERS; DISPOSITIONS OF INTERESTS

3.1. Partners. As of the Effective Date, the undersigned Partners are the sole Partners of the Partnership. The names, addresses, initial Capital Contributions and number and class of Units of each Partner are set forth on Exhibit A attached hereto and incorporated herein. The General Partner is hereby authorized to amend Exhibit A to reflect the admission of additional Partners, the withdrawal of a Partner, the change of address of a Partner, the Capital Contribution of a Partner, the number and classes of Units of a Partner, and other information called for by Exhibit A. Such completion, correction or amendment may be made from time to time as and when the General Partner considers it appropriate.

3.2. Liability of Partners.

(a) Except as this Agreement may otherwise provide or applicable law may otherwise require, (i) the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and (ii) no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner of the Partnership.

(b) A Limited Partner, in its capacity as such, shall have no liability in excess of (i) the amount of its Capital Contribution, if any, (ii) its share of any assets and undistributed profits of the Partnership and (iii) the amount of any distributions wrongfully distributed to it to the extent set forth in the Act.

3.3. Restrictions on Management by Limited Partners. No Limited Partner, in its capacity as such, shall have the right or power to take part in the control of the Partnership or its business or affairs or the right or power to act for or bind the Partnership in any way. Where the action of a Limited Partner is required by this Agreement or applicable law, a Limited Partner may act by written consent.

3.4. Restrictions on the Transfer of Interests.

(a) General.

(i) Until the expiration of the Lock-Up Period, neither Southcross nor BBTS (or any of their Permitted Transferees) shall be permitted to Transfer any Units (other than to a Permitted Transferee) without the prior written consent of the other;

provided BBTS may effect a distribution of all (and not less than all) of its Units pursuant to a BBTS Distribution at any time after the Effective Date. From the expiration of the Lock-Up Period until the third anniversary of the Effective Date, neither Southcross nor BBTS (or any of their Permitted Transferees) shall be permitted to Transfer more than 50% of the Units held by such Partner as of the Effective Date (other than to a Permitted Transferee) without the prior written consent of the other; provided BBTS may effect a distribution of all (and not less than all) of its Units pursuant to a BBTS Distribution at any time after the Effective Date. After the expiration of the third anniversary of the Effective Date, any Limited Partner may Transfer all or any portion of its Units, subject to the provisions of this Article III.

(ii) The Partnership and the Partners all agree and acknowledge that any Transfer by any holder of Units (or any Permitted Transferee of a holder of Units) of any Units shall be deemed to be a Transfer of such Partner’s entire Interest related to such Units for all purposes of this Agreement and the restrictions on Transfer set forth in this Article III shall apply; provided, however, that any Indirect Parent Transfer shall be subject to the provisions of Section 3.10. No Interest may be Transferred by a Limited Partner separate and apart from its Units, and any attempted Transfer by a holder of Units (or Permitted Transferee of a holder of Units) of any Units other than in accordance with this Article III is void ab initio and will not be recognized by the Partnership.

(b) Conditions to Transfer. Notwithstanding any other provision of this Agreement, no Transfer of a Unit may be effected by any holder of a Unit unless: (i) such Transfer is in compliance with the Securities Act and all applicable state securities laws, and, if requested by the General Partner, such Transferring Partner has delivered an opinion of such Partner’s counsel to the Partnership, in form and substance reasonably satisfactory to the Partnership, to the effect that such Transfer is either exempt from the requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with, (ii) such Transfer would not cause the Partnership to be treated as an association or “publicly traded partnership” taxable as a corporation and would not make the Partnership ineligible for “safe harbor” treatment under Code Section 7704 and the Treasury Regulations promulgated thereunder of this Agreement), (iii) such Transfer would not cause a termination of SXE for federal income tax purposes (provided that this Section 3.2(b)(iii) shall not apply to a BBTS’ distribution of all (and not less than all) of its Units pursuant to a BBTS Distribution if such distribution is made within three months after the Effective Date), and (iv) such Transfer would not cause the Partnership or any Partner to become subject to regulation under either the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended. No Transferee of Units shall become a Partner without the approval of the General Partner, which approval may not be unreasonably withheld, conditioned or delayed. Any Person admitted as a Partner of the Partnership pursuant to a Transfer made in accordance with the terms set forth above must agree to be bound by the terms of this Agreement by executing and delivering to the General Partner a joinder to this Agreement in the form attached hereto as Exhibit C (a “Joinder”). The General Partner will determine in its sole discretion whether the foregoing conditions have been satisfied and may, in its sole discretion, determine to waive any such conditions to the extent permitted by applicable law.

(c) General Partner. The General Partner may not Transfer any Units held by it or its general partner interest in the Partnership without the written consent of each Class A Limited Partner. No Partner who owns LLC Units may Transfer any such LLC Units except in the event that such Partner Transfers any Units, such Partner shall be required to Transfer to such Transferee, and such Transferee shall as a condition to such Transfer be required to accept, a pro rata percentage of such Transferor’s LLC Units; and likewise, any Partner who Transfers LLC Units shall also be required to Transfer a pro rata percentage of the Units held by such Partner based on the number of LLC Units being Transferred by such Partner relative to the total number of LLC Units held by such Partner.

(d) Affiliate Transfers; Liquidity Event. Without complying with Section 3.7 or Section 3.8, (i) BBTS may Transfer Units to any wholly-owned Subsidiary of BlackBrush TexStar or pursuant to a BBTS Distribution, (ii) Southcross may Transfer any Units to any Affiliate of Southcross, (iii) after a BBTS Distribution TW may Transfer any Units to any Affiliate of TW Controlled by any member of the TW Group, and EIG may Transfer any Units to any Affiliate of EIG Controlled by any member of the EIG Group, and any other Partner may Transfer any Units to any Affiliate of such Partner Controlled by the same Ultimate Parent (any such Transferee, a “Permitted Transferee”); provided any such Permitted Transferee shall comply with Section 3.4(b) of this Agreement and execute and deliver to the General Partner a Joinder and (ii) any holder of Units may Transfer any Units held by it pursuant to a Liquidity Event.

3.5. Additional Partners. Upon the approval of the General Partner (provided the General Partner hereby approves the admission of each of the TW Aggregator and EIG as a Class A Limited Partner upon the distribution to such Person of Class A Units pursuant to a BBTS Distribution), additional Persons may be admitted to the Partnership as Partners (on and subject to the conditions of Section 3.4(b) in the case of Transferees of Units) and Units may be created and issued to such Persons as determined by the General Partner on such terms and conditions as the General Partner may determine at the time of admission, subject to the rights of the Limited Partners to participate in such issuance pursuant to Section 4.1. Subject to Section 6.2, the terms of admission may provide for the creation of different classes or series of Units having different rights, powers and duties. As a condition to being admitted as a Partner of the Partnership, any Person must agree to be bound by the terms of this Agreement by executing and delivering to the General Partner a Joinder, and must make the representations and warranties set forth on Exhibit E as of the date of such Person’s admission to the Partnership. Any Person admitted to the Partnership as a Partner following the Transfer of Units from a Partner shall succeed to all of the rights, duties and obligations of its Transferor under this Agreement; provided that any such Transfer by a Partner shall not relieve such Partner of its duties and obligations under this Agreement for periods prior to such Transfer.

3.6. Liability to Third Parties. No Partner or Officer will have any personal liability for any obligations or liabilities of the Partnership, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Partner or Officer.

3.7. Tag Along Rights.

(a) Tag-Along Sale. If at any time following the expiration of the Lock-Up Period and prior to a Qualified IPO of the Partnership (or any successor thereto) any holder of Class A Units or holders of Class A Units (the “Tag-Along Seller”) elect to Transfer to any Person or Persons other than a Permitted Transferee (collectively, a “Tag-Along Transferee”), in a transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) in any twelve (12) month period a number of Class A Units in excess of 35% of the Tag-Along Seller’s Class A Units (a “Tag-Along Sale”), then each of the other holders of Class A Units may, subject to the other provisions of this Section 3.7, require such Tag-Along Seller to include in the Tag-Along Sale a number of its Class A Units (such number not to exceed a number of Class A Units in excess of such Partner’s Class A Units multiplied by the Tag-Along Sale Percentage) on the terms set forth in this Section 3.7, subject to proportionate reduction in the event that the Tag-Along Transferee is unwilling to acquire all of the Class A Units offered to it.

(b) Terms of Sale. In connection with a Tag-Along Sale, the Tag-Along Seller shall provide each other holder of Class A Units with written notice thereof at least twenty (20) Business Days prior to the date on which the Tag-Along Seller expects to consummate the Tag-Along Sale (the “Tag-Along Notice”). The Tag-Along Notice shall contain (i) the name and address of the Tag-Along Transferee, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Tag-Along Transferee, (iii) the number of Class A Units of the Tag-Along Seller being transferred and the Tag-Along Sale Percentage and (iv) all other material terms of the proposed transaction, including without limitation the expected closing date of the transaction. In the event that the terms and/or conditions set forth in the Tag-Along Notice are thereafter amended in any respect, the Tag-Along Seller shall give written notice (an “Amended Tag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each other holder of Class A Units. Any Person electing to participate in the Tag-Along Sale shall provide the Tag-Along Seller with written notice thereof (which notice shall set forth the number of Class A Units of such Person that such Person desires to include in such Tag-Along Sale (such number not to exceed a number of Class A Units in excess of such Partner’s Class A Units multiplied by the Tag-Along Sale Percentage)) within ten (10) Business Days prior to the date on which the Tag-Along Seller expects to consummate the Tag-Along Sale (or if an Amended Tag-Along Notice is delivered, within 10 days after the delivery of such Amended Tag-Along Notice (and the closing shall not occur prior to the expiration of 10 days after such Amended Tag-Along Notice has been delivered to each holder of Class A Units)). Each Partner electing to Transfer its Class A Units shall execute such documents, as are executed by the Tag-Along Seller with respect to the Tag-Along Sale, provided that (i) any such Person shall not be required to make any representations or warranties in connection with such Transfer other than representations and warranties as to (A) such Person’s ownership of its Class A Units to be transferred free and clear of Liens, (B) such Person’s power and authority to effect such Transfer, and (C) such matters pertaining to compliance with securities laws as the transferee may reasonably require, and (ii) any indemnification or other obligations assumed or incurred in connection with a Tag-Along Sale shall be allocated among all Persons Transferring Class A Units (collectively, the “Tag Transferring Persons”) in the same proportion as the consideration payable to each such Tag Transferring Person in each case other than with respect to representations made individually by the indemnifying Person (e.g., representations as to title or authority of such Person). In no event shall (i) the consideration to be received by Tag Transferring Persons in connection with a Tag-Along Sale consist of any form of non-cash consideration other than freely tradable publicly traded securities or (ii) the amount of any indemnity obligation of any Tag Transferring Person exceed the amount of cash and the Fair Market Value of any non-cash consideration received by such Tag Transferring Person in such Tag-Along Sale, except in the case of fraud by such Tag Transferring Person.

(c) An election of any holder of Class A Units delivered in accordance with Section 3.7(b) to participate in a Tag-Along Sale shall be irrevocable, and such holder of Class A Units shall be bound and obligated to participate in the Tag-Along Sale in accordance with such election; provided, however, that if any proportionate reduction of the number of Class A Units to be included in a Tag-Along Sale as contemplated by Section 3.7(a) would cause a Tag Transferring Person to have a number of Class A Units following such Tag-Along Sale such that such Person would cease to be a Designating Party or retain a Veto Interest, such Tag Transferring Person shall have the right to revoke its election to participate in such Tag-Along Sale.

(d) Each holder of Class A Units who does not deliver notice of its election to participate in the Tag-Along Sale within ten (10) Business Days prior to the date on which the Tag-Along Seller expects to consummate the Tag-Along Sale (or if an Amended Tag-Along Notice is delivered, within 10 days after the delivery of such Amended Tag-Along Notice) shall be deemed to have waived such holder’s rights under this Section 3.7 with respect to such Tag-Along Sale.

(e) For purposes of determining the amount of the Total Consideration to be delivered for the Class A Units included in a Tag-Along Sale to be paid to each holder of Class A Units, each Transferring Tag Person shall receive its proportionate percentage of such (and each type of) Total Consideration based on the number of Class A Units such holder is Transferring in such Tag-Along Sale relative to the total number of Class A Units being Transferred in such Tag-Along Sale.

(f) Each holder of Class A Units selling any Class A Units pursuant to any Tag-Along Sale in which less than all of the outstanding Class A Units are sold shall, prior to consummating such sale, notify the General Partner of which Class A Units are being sold by such holder (including any Capital Contributions and distributions previously made in respect of such Class A Units) pursuant to such Tag-Along Sale, and the Transferee of such Class A Units shall succeed to the portion of the Capital Account and characteristics associated with such Class A Units.

(g) Any Person who sells or purchases, as applicable, Units pursuant to this Section 3.7 shall also be required to sell or purchase, as applicable, a pro rata percentage of the LLC Units held by any Transferring Person based on the number of Units being Transferred by such Transferring Person relative to the total number of Units held by such Transferring Person.

3.8. Right of First Offer.

(a) Purchase Offer. If at any time following the expiration of the Lock-Up Period and prior to a Qualified IPO of the Partnership (or any successor thereto) (other than in the case of a Transfer which is expressly permitted under this Agreement) any holder of Class A Units (a “Seller”) desires to sell or otherwise dispose of all or any portion of its Units, the Seller shall deliver a Purchase Offer (as herein defined) to each Designating Party (the “Offerees”) and the Partnership. A “Purchase Offer” is an offer to sell all or a portion of the Units (the “ROFO Securities”) held by the Seller which (i) is in writing, (ii) sets forth a purchase price all in cash, payable at closing or over a fixed period of time and (iii) includes any other material terms and conditions of the offer.

(b) Exercise. During the 45-day period following the receipt of the Purchase Offer by the Partnership and the Offerees (the “Offer Period”), each Offeree shall have the right, at its option and at any time prior to the expiration of the Offer Period, to purchase up to its pro rata portion (which shall be determined for each Offeree by dividing (i) the Class A Sharing Percentage of such Offeree by (ii) the aggregate Class A Sharing Percentage held by all Offerees) of the ROFO Securities covered by the Purchase Offer on the price and terms as set forth in the Purchase Offer, which option may be exercised by delivering written notice of exercise thereof (a “Notice of Exercise”) to the Seller within the Offer Period and by tendering performance at the principal offices of the Partnership, within thirty (30) days after the delivery of the Notice of Exercise (the “Closing Period”). The Offerees may include with their Notice of Exercise any additional representations or warranties or indemnity obligations they desire the Seller to provide, which the Seller may accept or reject in whole or in part, and if the Seller rejects any such proposal in writing such Offeree may withdraw the Notice of Exercise by written notice to the Seller delivered within five days after receipt of the Seller’s rejection. In the event that any Offeree fails to exercise its right to purchase its full pro rata portion of the ROFO Securities of the Seller being offered, the Seller shall deliver a written notice (the “Remaining Securities Notice”) to each Offeree that timely delivered a Notice of Exercise and elected to purchase its full pro rata portion of the ROFO Securities offering to sell to such Offerees such portion of the ROFO Securities (the “Remaining ROFO Securities”) that were not subject to a Notice of Exercise (or with respect to which a Notice of Exercise was withdrawn in accordance with this Section 3.8(b)), which option may be exercised by such Offerees by delivering written notice of exercise thereof (an “Additional Notice of Exercise”) within five Business Days following the end of the Offer Period (the “Extended Offer Period”). Such Remaining ROFO Securities shall be allocated among such Offerees in any manner mutually acceptable to such Offerees or, if such Offerees are unable to agree, in proportion to their respective, relative Class A Sharing Percentages as of the date on which the Remaining Securities Notice is delivered (which shall be determined for each Offeree by dividing (i) the Class A Sharing Percentage of such exercising Offeree by (ii) the aggregate Class A Sharing Percentage held by all such Offerees electing to participate in the purchase of the Remaining ROFO Securities).

(c) Closing. If Seller has complied with the procedures set forth in this Section 3.8 and a Notice of Exercise and/or Additional Notice of Exercise is not delivered to Seller prior to the end of the Offer Period or Extended Offer Period, as applicable, or a Notice of Exercise and/or Additional Notice of Exercise is timely delivered (and not withdrawn as permitted by Section 3.8(b)) but all the ROFO Securities of the Seller that are the subject of the

Purchase Offer are not purchased by the Offerees prior to the end of the Closing Period, then the Seller may sell all (but not less than all) of its Units within one hundred twenty days (120) after expiration of the Offer Period or Extended Offer Period, as applicable, if a Notice of Exercise and/or Additional Notice of Exercise is delivered (and not withdrawn as permitted by Section 3.8(b)) but the purchase failed to timely occur, one hundred twenty (120) days after the expiration of the Closing Period, as applicable, to any Person (a “Third Party Purchaser”) for a price equal to or greater than the price specified in the Purchase Offer, with financing terms no more favorable in any material respect to the Third Party Purchaser than those set forth in the Purchase Offer and on other terms and conditions that, as a whole, are not materially more favorable to the Third Party Purchaser than the terms and conditions set forth in the Purchase Offer (provided that (i) modifications or additions to representations and warranties made by Seller and indemnity obligations of Seller agreed to with the Third Party Purchaser shall not be deemed to be materially more favorable to the Third Party Purchaser unless such representations, warranties or indemnity obligations were requested by Offerees and rejected by the Seller or such representations, warranties or indemnity obligations reasonably could be expected to result in a liability of the Seller to the Third Party Purchaser in an amount that would cause the consideration received by the Seller to be less than the amount set forth in the Purchase Offer and (ii) the placing into escrow of any consideration to satisfy any purchase price adjustments or indemnity obligation of the Seller shall not be deemed more favorable to the Third Party Purchaser as long as the total consideration payable without regard to such adjustments or indemnification is equal to or greater than the price stated in the Purchase Offer). If the Seller shall fail to complete a transaction with a Third Party Purchaser for all of the ROFO Securities within such one hundred twenty day (120) period, the Seller shall again be subject to and required to comply with all the provisions of this Section 3.8.

(d) Any Person who sells or purchases, as applicable, Units pursuant to this Section 3.8 also shall be required to sell or purchase, as applicable, a pro rata percentage of the LLC Units held by any Transferring Person based on the number of Units being Transferred by such Transferring Person relative to the total number of Units held by such Transferring Person.

3.9. Limitation of Rights. Unless and until a Transferee of Units is admitted as a Partner pursuant to Section 3.5, such Transferee shall not have any rights of a Partner other than (subject to Section 3.4) the right to receive distributions and allocations in accordance with Article V with respect to its Units, but shall be subject to the obligations of a Partner and a holder of Units under, and shall be bound by the provisions of Sections 3.4, 3.8, 3.10, 3.13, 7.4, 7.5, 11.2, 11.3, 11.4. 11.6, 11.7, 11.8, 11.9 and 11.12 as though such Transferee were a Partner and shall be entitled to the rights as a holder of Units under Section 3.7 and Section 3.12.

3.10. Indirect Transfers.

(a) If any holder of Units or any Parent of a holder of Units proposes to effect a transaction or series of transactions that would result in a Change in Control of such holder of Units or any such Parent (such transaction, an “Indirect Parent Transfer”), then such holder of Units (the “Subject Company”) or its Parent shall give written notice to the other Class A Limited Partners (“IPT Notice”) at least thirty (30) days prior to the consummation of such Indirect Parent Transfer (or such shorter period as is agreed by the relevant parties), stating the desire of such holder of Units or such Parent to effect such Indirect Parent Transfer, the identity of the other party to such transaction (the “Offeror”), the interest to be transferred, and all other material terms and conditions of such transaction, including a description of purchase price allocation. Upon an Indirect Parent Transfer:

(i) first, each Class A Limited Partner receiving the IPT Notice (each, an “IPT Notice Recipient”), or, if an IPT Notice is not delivered in violation of this Section 3.10(a) and an Indirect Parent Transfer otherwise occurs with respect to a holder of Class A Units, then any other Class A Limited Partner, upon obtaining actual knowledge of such Indirect Parent Transfer, shall have the right to (x) at the option of BBTS, if Southcross (or any Permitted Transferee of Southcross) is the Subject Company (prior to the BBTS Distribution) or (y) at the option of Southcross, if BBTS (or any Permitted Transferee of BBTS) is the Subject Company (prior to the BBTS Distribution), purchase all, but not less than all, of the Units held by the Subject Company for an amount equal to the implied value per Unit allocated to such Units by the Offeror, or if no such allocation is made by the Offeror, the fair market value of such Units (the “IPT Transaction Value”) (provided if any other IPT Notice Recipient or Class A Limited Partner also exercises its right to purchase, each exercising IPT Notice Recipient and each exercising Class A Limited Partner will have the right to purchase its pro rata portion of the Units being sold in the proportion that the Class A Units held by such IPT Notice Recipient or such Class A Limited Partner bears to the Class A Units held by all exercising IPT Notice Recipients and all exercising Class A Limited Partners, for an amount equal to the IPT Transaction Value of such Units); or

(ii) if no Class A Limited Partner exercises the rights under clause (i) above, then each Class A Limited Partner, each at its own option, may sell to the Subject Company, and the Subject Company shall have the obligation to purchase, all, but not less than all, of the Units held by each exercising IPT Notice Recipient and each exercising Class A Limited Partner for the IPT Transaction Value of such Units; provided if the Units to be sold pursuant to this clause (ii) have different economic characteristics (under Section 5.1(b) and/or Section 5.1(c)) than the Units held by the Subject Company, the IPT Transaction Value shall be the fair market value of the Units to be sold determined in accordance with Section 3.10(c). Such right may be exercised by written notice to the Subject Company given within thirty (30) days of receipt of the IPT Notice, or, if an IPT Notice is not delivered in violation of this Section 3.10(a) or an Indirect Parent Transfer otherwise occurs with respect to a holder of Class A Units, then such right may be exercised by any Class A Limited Partner by providing written notice to the Subject Company within one hundred twenty (120) days after obtaining actual knowledge of such Indirect Parent Transfer (any such notice, and “IPT Exercise Notice”). The failure of an IPT Notice Recipient or any other Class A Limited Partner to notify the Subject Company within such time period provided above of any election under this Section 3.10(a) shall be deemed an election by the IPT Notice Recipient or such other Class A Limited Partner not to exercise its right to acquire or sell Units pursuant to this Section 3.10 in connection with such Indirect Parent Transfer.

(b) Notwithstanding the foregoing, if an Indirect Parent Transfer occurs on or prior to the expiration of the Lock-Up Period, for purposes of Section 3.10(a)(i), (i) the IPT Transaction Value shall be deemed to be 80% of the IPT Transaction Value of such Units for purposes of Section 3.10(a)(i) and (ii) the IPT Transaction Value shall be deemed to be 120% of the IPT Transaction Value of such Units for purposes of Section 3.10(a)(ii), it being the intent of the Partners that a Change in Control of any holder of Class A Units or any Parent of a holder of Units not occur on or prior to the expiration of the Lock-Up Period.

(c) For purposes of this Section 3.10, the “fair market value” of any Units shall be the fair market value of such Units (giving effect to any Set-Off Distributions associated therewith as contemplated by Section 3.14(b)), each as agreed to by the Subject Company and the other Limited Partners electing to purchase or sell such Units (such other Limited Partners, collectively, the “Exercising Partner”) that collectively hold a majority of the Units held by all Exercising Partners (the “Primary Exercising Partner”) or, each Exercising Partner electing to sell its Units (as to such Exercising Partner’s Units), as applicable, or,

(i) if the Subject Company and the Primary Exercising Partner or Exercising Partner, as applicable, fail to agree within thirty (30) days after the Exercising Partner has delivered written notice to the Subject Company in accordance with Section 3.10(d), the fair market value of such Units as determined by an Independent Appraiser with no material engagement with the Subject Company or the Exercising Partner or their Affiliates within three years prior to such engagement selected by the Primary Exercising Partner. Any such investment bank so appointed, shall be deemed the “Initial Appraiser” which determination by such Initial Appraiser shall be made based on the proceeds such Units would receive if an amount equal to the Class A Unit Fair Market Value was distributed by the Partnership pursuant to Section 5.1 (giving effect to all prior distributions pursuant to Section 5.1 and Section 5.2) and without reduction based upon any lack of control, minority ownership, marketability or other similar discounts; and

(ii) If the Subject Company objects to the fair market value determination made by the Initial Appraiser, then the Subject Company may, within thirty (30) days after receipt of the Initial Appraiser’s determination of fair market value, select an Independent Appraiser with no material engagement with the Subject Company or the Exercising Partner or their Affiliates within three years prior to such engagement (the “Second Appraiser”). The Initial Appraiser and the Second Appraiser shall thereupon select a third Independent Appraiser which has not had any material engagement with the Subject Company or the Exercising Partner or their Affiliates within three years prior to such engagement (the “Neutral Appraiser”). The Subject Company and the Exercising Partner shall execute such engagement and indemnity agreements as the Neutral Appraiser shall require as a condition to engagement and each shall be responsible for all fees and expenses of the Independent Appraiser selected by it and for its one-half of all fees and expenses of the Neutral Appraiser. The Subject Company and the Exercising Partner shall, and shall cause its respective Affiliates to, make available to the other and the investment banks such information as is reasonably necessary to reach a fair market value determination. Each of the Initial Appraiser, Second Appraiser, and Neutral Appraiser shall independently determine its proposed fair market value of the Units, which determination by such Initial Appraiser shall be made based on the proceeds such Units would receive if an amount equal to the Class A Unit Fair Market Value was distributed by the Partnership pursuant to Section 5.1 (giving effect to all prior distributions pursuant to Section 5.1 and Section 5.2) and without reduction based upon any lack of control, minority ownership, marketability or other similar discounts and “fair market value” shall thereupon mean the average of the two such proposed fair market values that are nearest to one another. If the Subject Company fails to select the Second Appraiser within the 30 day period provided above, such Subject Company shall be deemed to have waived such objection and the fair market determination by the Initial Appraiser shall be deemed final.

(d) Notwithstanding anything in this Section 3.10, within 15 days after receipt of an IPT Exercise Notice by a Subject Company such Subject Company may deliver written notice (a “Cure Notice”) to the Person who delivered such IPT Exercise Notice that the Indirect Parent Transfer was inadvertent and such Subject Company may, during the 30 days immediately following delivery of a Cure Notice (the “Cure Period”), effect such actions to cause the Change in Control giving rise to the Indirect Parent Transfer to cease to exist such that there shall no longer exist a Change in Control of such Subject Company, and the time periods for actions to occur after delivery of an IPT Exercise Notice (other than the Cure Period) shall be tolled during such Cure Period. If the Subject Company successfully takes such action within such Cure Period to cause the Change in Control giving rise to such Indirect Parent Transfer to cease to exist such that there shall no longer exist a Change in Control of the Subject Company upon the expiration of such Cure Period, then this Section 3.10 shall no longer apply with respect to such previous Indirect Parent Transfer.

(e) Notwithstanding anything in this Section 3.10, (i) a Change in Control of the Ultimate Parent of Southcross shall not constitute a Change in Control of Southcross or any Permitted Transferee of Southcross, (ii) a Change in Control of the Ultimate Parent of BBTS shall not constitute a Change in Control of BBTS or any Permitted Transferee of BBTS, for purposes of this Section 3.10 and (iii) from and after a BBTS Distribution, a Change in Control of the Ultimate Parent of any EIG shall not constitute a Change in Control of any member of the EIG Group or any Permitted Transferee of any member of the EIG Group, and a Change in Control of the Ultimate Parent of TW shall not constitute a Change in Control of any member of the TW Group or any Permitted Transferee of any member of the TW Group for purposes of this Section 3.10.

(f) Any Person who purchases Units pursuant to this Section 3.10 also shall purchase all of the LLC Units held by any Transferring Person.

3.11. Liquidity Event.

(a) If the General Partner approves a Liquidity Event (an “Approved Exit”), each Partner shall provide Voting Support with respect to such Approved Exit and raise no objections against such Approved Exit and, to the extent necessary to effect the consummation of such Approved Exit, vote for and consent to such Approved Exit; provided, however, that any such vote, consent or approval by a Partner shall not constitute a waiver or otherwise affect any rights or obligations of any Partner under this Section 3.11 or Section 3.13 of this Agreement or Section 7.13 of the GP Agreement with respect to such Approved Exit or any rights of a Partner with respect to or arising as a result of such Approved Exit under any agreement to which such Partner is a party. If the Approved Exit is structured as a (i) merger, consolidation or sale of assets, each Partner shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or sale of assets or (ii) sale of Units, each Partner shall agree to sell all of its Units or rights to acquire Units on the terms and conditions approved by the General Partner. Each Partner shall take all necessary or desirable actions in connection with the consummation of the Approved Exit as reasonably requested by the General Partner.

(b) In any Approved Exit, the consideration received by the Partnership shall be allocated and distributed to each Class A Limited Partner pro rata in accordance with their respective Class A Sharing Percentages subject to and in accordance with Section 5.1.

(c) Partners shall bear their pro rata share (based upon their Class A Sharing Percentage) of the costs of any sale of Units pursuant to an Approved Exit to the extent such costs are incurred for the benefit of all Partners and are not otherwise paid by the Partnership or the acquiring party. For purposes of this Section 3.11, costs incurred by Partners in exercising reasonable efforts to take all actions in connection with the consummation of an Approved Exit in accordance with this Section 3.11 shall be deemed to be for the benefit of all Partners. Costs incurred by Partners solely on their own behalf will not be considered costs of the transaction hereunder.

(d) If the General Partner determines that the Liquidity Event shall be a Public Offering:

(i) each holder of Units agrees that it will, and will cause its Affiliates to, and the Partnership shall:

(A) if the underwriters in any Public Offering request that all Partners hold their Units for a period of time following the Public Offering, do so and enter into a customary lock-up agreement;

(B) complete and execute all consents, questionnaires, powers of attorney, indemnities, underwriting agreements and other documents as may reasonably be required or advisable in connection with a Public Offering; provided that no such Person shall be required to make any representations or warranties in connection with a Public Offering other than representations and warranties regarding such Person and, if applicable, such Person’s intended method of distribution;

(C) if determined by the General Partner to be reasonably necessary or appropriate in connection with a Public Offering, do all things reasonably necessary or advisable to effect any recapitalization, reorganization, conversion, contribution and/or exchange of Units into other equity interests and related reorganization of the Partnership and its Subsidiaries; provided that any such recapitalization, reorganization, conversion, contribution and/or exchange does not change the relative rights, obligations and preferences of the Partners with respect to their ownership of Units (or its successor), except in accordance with Section 3.11(b);

(D) consent to certain additional restrictions on the transfer of Units or other equity interests in the Partnership (or its successor) which the General Partner determines may be required in order to permit compliance with the Securities Act or other applicable law;

(E) use commercially reasonable efforts to accommodate any such other reasonable actions required by the United States Securities and Exchange Commission or similar governmental authority to effect the Public Offering; and

(F) make modifications to this Agreement (or any other agreement then governing the rights and obligations of the Partners with respect to the Partnership or any of its Subsidiaries or any successor to the Partnership or any of its Subsidiaries) as are customary and appropriate for companies that conduct a Public Offering, such modifications to be in form and substance reasonably satisfactory to Board of Directors.

(ii) The Partnership shall be responsible for its own costs, fees and expenses in connection with a Public Offering and shall reimburse the Partners and their Affiliates for the reasonable out-of-pocket costs, fees and expenses (excluding underwriting discounts, selling commissions and similar fees) incurred by them in connection with a Public Offering, including the reasonable costs, fees and expenses of one outside counsel for any Class A Limited Partner with a Class A Sharing Percentage of greater than ten percent (10%) immediately prior to the occurrence of the Liquidity Event.

(iii) Each of the Designating Parties shall be granted customary demand and piggyback registration rights, pursuant to a Registration Rights Agreement effective from and after the Public Offering, as well as the right to include their Units (or any securities for which such Units are exchanged or into which such Units are converted) in the Public Offering on a pro rata basis (based on the relative percentages of securities of this type to be included in the Public Offering held by the Partners immediately prior to the Public Offering); provided that if the managing underwriter or the placement agent advises the Partnership or the General Partner that the inclusion of securities of the Partners requested to be included for sale in a secondary offering in connection with the Public Offering would materially and adversely affect the price, distribution or timing of the offering, then the Partnership shall have the right to exclude all or any portion of such securities of the Partnership from sale in connection with the Public Offering, with such exclusions applied to the Partners’ pro rata share (based on the relative percentages of securities to be included in the Public Offering held by the Partners immediately prior to the Public Offering). Each Designating Party may assign its rights under this Section 3.11(d)(iii) upon any Transfer of its Interest (provided any demand registration rights may only be granted to a Transferee who holds greater than a 10% Class A Sharing Percentage after giving effect to such Transfer).

(iv) Without limiting Section 7.13(d)(i)(D) of the GP Agreement, without the prior written consent of the underwriters managing any Qualified IPO, for a period beginning seven days immediately preceding, and ending on the 180th day following, the effective date of the registration statement used in connection with such offering, no holder of Interests except pursuant to an effective registration statement as part of such Qualified IPO, shall (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, directly or indirectly, any Interests, or any securities convertible into or exercisable or exchangeable for Interests or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Interests, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such Interests or such other securities, in cash or otherwise; provided, however, that the foregoing restrictions shall not apply to (x) transactions relating to such Interests or securities acquired in open market transactions after the completion of the Qualified IPO, (y) Transfers required in accordance with the terms of this Agreement or the GP Agreement or (z) conversions of such Interests or securities into other classes of Interests or securities without change of holder.

3.12. Certain Events Not Deemed Transfers. In no event shall Section 3.8 or Section 3.9 hereof be applicable in connection with any exchange, reclassification, or other conversion of Partnership Interests into any cash, securities, or other property pursuant to a merger or consolidation of the Partnership with, or any sale or Transfer by the Partnership of all or substantially all its assets to, any Person, including without limitation a Liquidity Event.

3.13. Determination of Fair Market Value.

(a) The General Partner will provide written notice to each holder of Units of any determination of Fair Market Value within 10 days of any such determination (“FMV Notice”).

(b) If any holder of Units disagrees with any such determination by the General Partner, such holder of Units shall deliver to the General Partner a written notice of objection (a “FMV Objection”) within ten (10) days after delivery of the FMV Notice. Upon receipt of a FMV Objection, the General Partner and the objecting holder will negotiate in good faith to agree on such Fair Market Value. If such agreement is not reached between the General Partner and the objecting holder (provided if there is more than one objecting holder, the agreement of the Primary Objecting Holder shall control and be binding on all objecting holders) within 5 days after the delivery of the FMV Objection, such Fair Market Value shall be determined by an Independent Appraiser jointly selected by the General Partner and the objecting holder holding the greatest number of Class A Units (the “Primary Objecting Holder”); provided that in determining which holder shall be the Primary Objecting Holder, any holder (including its Affiliates) having the right to designate Directors that approved the relevant determination of Fair Market Value on behalf of the General Partner shall not be eligible to act as the Primary Objecting Holder. If the parties are unable to agree on an Independent Appraiser within 15 days after delivery of the FMV Objection, within seven days after the end of such 15 day period, each of the General Partner and the Primary Objecting Holder shall submit the names of three Independent Appraisers, and each party shall be entitled to strike one name from the other party’s list of firms, and the Independent Appraiser shall be selected by lot from the remaining firms. Such Independent Appraiser shall submit to the General Partner and the Primary Objecting Holder a written report within 30 days of its engagement setting forth such determination. The fees and expenses of any Independent Appraiser shall be borne by the Partnership. The determination of any Independent Appraiser as to Fair Market Value shall be final and binding upon the General Partner and all Partners and all holders of Units. No holder of Units shall have any right to object to any determination of Fair Market Value made in accordance with clause (i) of the definition of Fair Market Value.

(c) Any Independent Appraiser selected to make a determination of Fair Market Value of any Equity Securities issued by any Person in the Partnership Group shall value such Equity Securities on the enterprise value of the applicable Person in the Partnership Group, without any discount for lack of control, minority or lack of liquidity.

(d) If any FMV Objection Notice is delivered, the event dependent on such determination of Fair Market Value shall be deferred until the determination of Fair Market Value pursuant to this Section 3.13.

3.14. Transferability of Set-Off Distribution Rights.

(a) Except as set forth in Section 3.14(b), no Partner shall be permitted to Transfer any rights or entitlement to Set-Off Distributions.

(b) In connection with any Transfer of Units pursuant to Article III by a holder of Units entitled to receive any distribution pursuant to any Set-Off Distribution at the time of such Transfer, such holder may (except to the extent the allocation pursuant to Section 3.15, if applicable, results in a full recoupment of the Set-Off Distribution amount to which such holder of Units is entitled), at the election of such holder of Units, either (i) retain such holder’s entitlement to such Set-Off Distribution (after giving effect to Section 3.15, if applicable) or (ii) include in such Transfer of Units a pro rata percentage of such holder’s entitlement to such Set-Off Distribution based on the number of Units being Transferred by such holder of Units relative to the total number of Units held by such holder.

3.15. MAC Cure Amounts; Redirected Distribution Amounts. Notwithstanding any other provision of this Article III, upon any Transfer of Units pursuant to Section 3.7 (including in connection with a Transfer under Section 3.8) or Section 3.11 by a holder of Units subject to a reduction for a Set-Off Distribution:

(a) the Total Consideration allocated among all holders participating in such Transfer transaction pursuant to Section 3.7(e) or Section 3.11(b) shall be further allocated among such holders as if such Total Consideration was distributed pursuant to Section 5.1 as if such holders were the only holders of Units entitled to such distribution, mutatis mutandis (and subject to the proviso that if the holder of Class A Units entitled to such Set-Off Distribution is not a participant in such Transfer transaction then the appropriate portion of the amount of the Total Consideration allocated to the holder of Units subject to reduction for such Set-Off Distribution shall be allocated to such holder entitled to such Set-Off Distribution), and to the extent such allocation allocates amounts to the holder entitled to the Set-Off Distribution under Section 5.1(b) or Section 5.1(c), such Set-Off Distributions to the extent so allocated shall be deemed satisfied; and

(b) in the case of a Transfer pursuant to Section 3.7, a holder of Units subject to a reduction for a Set-Off Distribution may participate in such Transfer only if the Total Consideration is sufficient to fully satisfy the Set-Off Distribution obligations in accordance with Section 3.15(a) or (if such Total Consideration is not sufficient to do so) such holder otherwise provides to the Person(s) entitled to such Set-Off Distributions additional cash proceeds sufficient to fully satisfy such Set-Off Distribution obligations.

3.16. Exchange of Class A Units for SXE Equity Securities.

(a) Subject to any restrictions contained in any credit facility of any Person in the Partnership Group as of such time, upon the earlier of (i) approval by the General Partner pursuant to Section 6.2(a)(viii) or (ii) the request of any Designating Party at any time 2,007 days after the Effective Date, the Partnership shall institute a process pursuant to which all (but not less than all) of the Class A Units and LLC Units held by such requesting Designating Party may be exchanged for Equity Securities of SXE. Any such requesting Designating Party (“Requesting Partner”) shall:

(i) be granted customary demand, shelf and piggyback registration rights with respect to such Equity Securities effective from and after the date of such exchange pursuant to a Registration Rights Agreement (and the Partners will provide Voting Support so that such Designating Party shall have such registration rights); and

(ii) pay to each non-requesting Designating Party (a “Non-Requesting Partner”) the amount of such Non-Requesting Partner’s Exchange Tax Loss resulting from such distribution within 10 days after the determination of the Final Exchange Tax Loss.

(A) As promptly as practicable, but in no event later than 90 days after the date Equity Securities of SXE are exchanged pursuant to this Section 3.16(a), a Non-Requesting Partner shall deliver to the Requesting Partner a statement of calculation of such Non-Requesting Partner’s Exchange Tax Loss and such supporting documentation as is reasonably necessary to support the Exchange Tax Loss shown therein (the “Proposed Exchange Tax Loss Statement”). To the extent reasonably requested by a Non-Requesting Partner, the Partnership shall give personnel, accountants and representatives of a Non-Requesting Partner reasonable access to the books, records and properties of the Partnership and its Subsidiaries for purposes of preparing the Proposed Exchange Tax Loss Statement and will cause appropriate personnel of the Partnership to assist the Non-Requesting Partner and its personnel, accountants and representatives, with no charge to Non-Requesting Partner for such assistance, in the preparation of the Proposed Exchange Tax Loss Statement.

(B) The Proposed Exchange Tax Loss Statement of a Non-Requesting Partner shall become final and binding on the Non-Requesting Partner and Requesting Partner as to the Non-Requesting Partner’s Exchange Tax Loss 30 days following the date the Proposed Exchange Tax Loss Statement is received by the Requesting Partner, except to the extent that prior to the expiration of such 30-day period the Requesting Partner shall deliver to the Non-Requesting Partner written notice (“Exchange Tax Dispute Notice”), as hereinafter described, of its disagreement with the contents of the Proposed Exchange Tax Loss Statement. Such Exchange Tax Dispute Notice shall be in writing and set forth all of the Requesting Partner’s disagreements with respect to any portion of the Exchange Tax Loss Statement, together with Non-Requesting Partner’s proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. Any disagreements with or changes to the Proposed Exchange Tax Loss Statement not included in such Exchange Tax Dispute Notice shall be waived by the Requesting Partner.

(C) If the Requesting Partner has timely delivered an Exchange Tax Dispute Notice to Non-Requesting Partner in the manner required above, then, upon written agreement between the Requesting Partner and Non-Requesting Partner resolving all disagreements with the contents of the Proposed Exchange Tax Loss Statement set forth in the Exchange Tax Dispute Notice, the Proposed Exchange Tax Loss Statement (including any revisions thereto as are so agreed) will become final and binding on the Parties as to the Exchange Tax Loss of the Non-Requesting Partner.

(D) If the Proposed Exchange Tax Loss Statement has not become final and binding 60 days following the date the Proposed Exchange Tax Loss Statement is delivered to the Requesting Partner, then the Requesting Partner and Non-Requesting Partner shall submit any unresolved disagreements of the Requesting Partner set forth in the Exchange Tax Dispute Notice to the Audit Firm for a final and binding determination and the Requesting Partner and Non-Requesting Partner shall execute such engagement, indemnity and other agreements as such Audit Firm may reasonably require in connection with or as a condition to such engagement. The Requesting Partner and Non-Requesting Partner shall cooperate diligently with any reasonable request of the Audit Firm and furnish to the Audit Firm such workpapers and other documents and information relating to such objections as the Audit Firm may reasonably request and are available to such partners or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Audit Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Audit Firm prior to any written notice of determination hereunder being delivered by the Audit Firm. The Audit Firm’s engagement shall be limited to the resolution of designated items set forth in the Proposed Exchange Tax Loss Statement that were identified in such Exchange Tax Dispute Notice delivered by the Requesting Partner to Non-Requesting Partner in accordance with this Section 3.16(a) and that remain in dispute upon the engagement of the Audit Firm, which resolution shall be in accordance with this Agreement. The decision of the Audit Firm shall be set forth in a written statement delivered to Non-Requesting Partner and the Requesting Partner and shall be final and binding on the such parties, absent fraud or manifest error. Judgment may be entered on the decision of the Audit Firm in any court of competent jurisdiction.

(E) The Proposed Exchange Tax Loss Statement, in the form agreed to by the Non-Requesting Partner and the Requesting Partner as final, in the form deemed final in accordance with Sections 3.16(a)(ii)(B) or (C) or as revised, if necessary, to reflect the final determination by the Audit Firm, as applicable, shall be deemed the “Exchange Tax Loss Statement,” and the Exchange Tax Loss as determined in accordance therewith is referred to herein as the “Final Exchange Tax Loss.” The fees and expenses of the Audit Firm shall be borne between the Non-Requesting Partner and the Requesting Partner in the same manner and based on the same principles provided in Section 2.7(h) of the Contribution Agreement.

(F) None of the Designating Parties, the Partnership, or any Partner shall take any positions in any applicable tax return inconsistent with the final Exchange Tax Loss Statement and the Final Exchange Tax Loss, other than as required by a “final determination” as defined in Code Section 1313.

(b) If a Designating Party (for itself and its Permitted Transferees) provides notice to the Partnership requesting an exchange pursuant to Section 3.16(a) (an “Exchanging Partner”), each other Designating Party shall have a right of first refusal relating to such Exchanging Partner’s Interests and concurrently with any notice pursuant to Section 3.16(a), the Exchanging Partner shall give written notice to such Designating Parties (the “ROFR Notice”) stating its intention to exchange such Designating Party’s Interests (together with the associated LLC Units required to be Transferred therewith, the “ROFR Interests”) at the fair market value of such Exchanging Partner’s Interest as determined by the conflicts committee of the SXE GP board of directors (without regard to any lack of liquidity or minority discount) (the “Exchange FMV”) or to sell such ROFR Interests to the other Designating Parties for immediately available funds at a price equal to the Exchange FMV.

(i) The ROFR Notice shall constitute the Exchanging Partner’s offer to Transfer the ROFR Interests to the other Designating Parties, which offer shall be irrevocable for a period of 45 Days (the “ROFR Notice Period”). By delivering the ROFR Notice, the Exchanging Partner represents and warrants to the Partnership and each Designating Party that (x) the Exchanging Partner has full right, title and interest in and to the ROFR Interests, (y) the Exchanging Partner has all the necessary power and authority and has taken all necessary action to sell such ROFR Interests as contemplated by this Section 3.16(b), and (z) the ROFR Interests are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(ii) Upon receipt of the ROFR Notice, each other Designating Party shall have until the end of the ROFR Notice Period to offer to purchase all (but not less than all) of the ROFR Interests by delivering a written notice (a “ROFR Offer Notice”) to the Exchanging Partner and the General Partner stating that it offers to purchase such ROFR Interests on the terms specified in the ROFR Notice and pursuant to the procedures in Section 3.8, mutatis mutandis. If the ROFR Purchasing Designating Party(ies) have not agreed to purchase all of the ROFR Interests by the end of the ROFR Notice Period, then the Designating Parties shall be deemed to have forfeited any right to purchase the ROFR Interests based on the ROFR Notice.

(iii) If no Designating Party delivers a ROFR Offer Notice in accordance with this Section 3.16(b), the Exchanging Partner may, following the expiration of the ROFR Notice Period (which period may be extended for a reasonable time to the extent reasonably necessary to obtain any required government approvals) (the “Waived ROFR Transfer Period”), Transfer of all of the ROFR Interests to SXE (or any successor thereto) in exchange for Equity Securities at the Fair Market Value.

(iv) The Exchanging Partner and the other Designating Parties agree that the terms and conditions of any Transfer of the ROFR Interests in accordance with this Section 3.16(b) will be memorialized in, and governed by, a written purchase and sale agreement between the Exchanging Partner and the purchasing Designating Parties (the “ROFR Interest PSA”) with customary terms and provisions for such a transaction, and the Exchanging Partner and the purchasing Designating Parties further covenant and agree to enter into such ROFR Interest PSA as a condition precedent to any Disposition in accordance with this Section 3.16(b). At the closing of any Transfer pursuant to this Section 3.16(b), the Exchanging Partner shall deliver to the purchasing Designating Party(ies) a certificate or certificates (if such ROFR Interest are certificated) representing the ROFR Interests to be Transferred, accompanied by transfer powers and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such ROFR Purchasing Designating Party(ies) by certified check or by wire transfer of immediately available funds.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1. Interests.

(a) General. Each Partner’s Interest in the Partnership will be represented by its Capital Account and by Units issued by the Partnership to such Partner. Such Units shall be issued by the Partnership upon the Effective Date and as set forth in Section 4.1(b) and additional Units may be issued at such additional times and from time to time as may be determined by the General Partner. The General Partner may, subject to Section 3.5 and this Section 4.1(a), create additional series or classes of Units through subdivision or by issuance of Units of such class or series.

(b) Classes of Units. A class of Units designated as “Class A Units” is hereby created.

(c) Initial Capital Contributions and Units.

(i) On the Effective Date, Southcross shall contribute the Southcross ED Contribution pursuant to the Contribution Agreement, and Southcross shall receive solely in exchange therefor the number of Class A Units set forth opposite Southcross’ name on Exhibit A.

(ii) On the Effective Date, BBTS shall contribute the BBTS ED Contribution pursuant to the Contribution Agreement, and BBTS shall receive solely in exchange therefor the number of Class A Units set forth opposite BBTS’ name on Exhibit A.

(d) Additional Capital Contributions by Partners.

(i) The General Partner may from time to time call additional capital from the Class A Limited Partners if the General Partner determines that the Partnership is in need of additional capital including, without limitation, in order to fund any GP Obligations or Tax Distributions. No Class A Limited Partners shall be obligated to make any additional Capital Contributions to the Partnership, but each Class A Limited Partner shall have the right to participate in such Capital Contributions in accordance with this Section 4.1(d)(i). To call additional capital from the Class A Limited Partners, the General Partner shall give written notice (a “Capital Call Notice”) to each Class A Limited Partner stating the total amount of capital that the General Partner has determined to call from all Class A Limited Partners (the “Total Capital Contribution”), the purpose or purposes for which such Total Capital Contribution will be used and the pro rata portion of the Total Capital Contribution that each Class A Limited Partner is permitted to make (which pro rata portion will be based on each Partner’s Class A Sharing Percentage). Upon receipt of a Capital Call Notice, each Class A Limited Partner shall have 5 Business Days to notify the General Partner in writing whether it will make an additional Capital Contribution to the Partnership up to the pro rata amount of the Total Capital Contribution specified for such Partner in the Capital Call Notice. If any Class A Limited Partner fails to timely notify the General Partner of its election or elects not to make any of its pro rata portion of the Total Capital Contribution (for clarity, a Class A Limited Partner shall have the right to elect to fund less than its full pro rata share of any Capital Contribution), then such Class A Limited Partner shall not be entitled to participate in such Capital Contribution and the General Partner shall give written notice (an “Unfunded Notice”) to each Class A Limited Partner that elected to make their full pro rata portion of the Total Capital Contribution (the “Fully Participating Partners”) of the portion of the Total Capital Contribution that is not being funded by the non-Fully Participating Partners and each Fully Participating Partner’s pro rata allocation of such unfunded amounts (which shall be allocated between such Fully

Participating Partners based on their relative Class A Sharing Percentages, unless otherwise agreed by the Fully Participating Partners). Upon receipt of an Unfunded Notice, each Fully Participating Partner shall have 5 Business Days to notify the General Partner in writing whether it will make all or part of its share of such unfunded Total Capital Contribution. Any Class A Limited Partner that fails to timely notify the General Partner of its election or elects not to fund any portion of its allocable share of the unfunded Total Capital Contribution shall be deemed to have elected not to participate in the unfunded portion of the Capital Contribution that is offered to such Partner.

(ii) Upon receiving all applicable elections as provided in Section 4.1(d)(i) or upon the expiration of the time period for election set forth in Section 4.1(d)(i), the General Partner shall set the time and place for closing the additional Capital Contribution by notifying each Class A Limited Partner electing to participate in such additional Capital Contribution of the same (which closing shall occur no earlier than 15 days after the date on which the notice required by this Section 4.1(d)(ii) is delivered to each Class A Limited Partner). If any Class A Limited Partner fails to fund any additional Capital Contribution within such 15-day period, the Fully Participating Partners shall have the right to fund their pro rata portion of such unfunded amounts (which shall be allocated among such Fully Participating Partners based on their relative Class A Sharing Percentages unless otherwise agreed by the Fully Participating Partners within an additional 15 days after such failure, it being understood and agreed that this shall constitute a subsequent closing of such additional Capital Contribution. Upon the closing of any such additional Capital Contribution and in consideration of such additional Capital Contribution made by any Class A Limited Partner pursuant to this Section 4.1(d), there shall be issued to such Class A Limited Partner a number of Class A Units equal to the quotient of (A) the amount of such Capital Contribution, divided by (B) the then applicable Class A Unit Price. With respect to any portion of any additional Capital Contribution that is allocable to a GP Obligation, the General Partner shall cause the Partnership to promptly transfer the full amount of such portion to the General Partner by wire transfer of immediately available funds.

(iii) The General Partner shall not be required to make any Capital Contributions to the Partnership, and, except as set forth in this Section 4.1(d), no Partner shall be permitted to make additional Capital Contributions to the Partnership without the approval of the General Partner, and no Partner shall be required to make additional Capital Contributions to the Partnership without the written consent of such Partner.

4.2. Return of Contribution. Except as provided in this Agreement, a Partner is not entitled to the return of any part of its Capital Contributions. No Partner shall be entitled to interest on its unrepaid Capital Contribution or on the balance reflected in such Partner’s Capital Account. Any unrepaid Capital Contribution is not a liability of the Partnership or of the other Partners. A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return the other Partners’ Capital Contributions.

4.3. Withdrawal of Capital. No Partner has the right to withdraw any part of its Capital Contribution from the Partnership or receive the return of any part of its Interest in the Partnership prior to its liquidation and termination pursuant to Article X hereof.

4.4. Capital Accounts. The Partnership will create a Capital Account for each Partner owning any Units and such Capital Account shall be maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and as set forth in this Agreement.

4.5. MAC Coverage Contributions. If upon the occurrence of any MAC Default the Subject Losses resulting from which have not been paid by the Initial Partner (or its Permitted Transferee) with the indemnity obligation with regard to such Subject Losses (a “MAC Defaulting Partner”) by the applicable CP Deadline, the other Initial Partner (or its Permitted Transferee) (a “MAC Contributing Partner”) may deliver to the Partnership cash funds in an amount, up to the amount of the applicable Subject Loss(es), necessary to cause the effect of such MAC Default to no longer constitute a MAC Default (a “MAC Cure Amount”) and such MAC Cure Amount shall not be treated as a Capital Contribution (or have any effect on Class A Sharing Percentages) but shall be treated as a loan by such MAC Contributing Partner to Partnership on behalf of the MAC Defaulting Partner, subject to repayment in accordance with (and solely as provided in) Section 5.1(b).

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

5.1. Distributions.

(a) Distributions of Available Cash. Subject to Section 5.2, all Available Cash shall be retained by the Partnership unless otherwise agreed by the General Partner or transferred to the General Partner in order to fund any GP Obligation. Subject to Section 5.2, Available Cash and, to the extent permitted under the express terms and conditions of this Agreement, non-cash property shall be distributed to the Partners solely at such times and in such amounts as the General Partner shall declare; provided, however, no distributions pursuant to this Section 5.1 shall be made until such time as BBTS shall have received in repayment of the BBTS Adjustment Amount the BBTS Adjustment Amount Payout. Subject to the foregoing and Section 5.1(b), Section 5.1(c) and Section 5.2, Available Cash and, if applicable, other property declared by the General Partner to be available for distribution under this Section 5.1 shall be distributed to the holders of Class A Units, in accordance with the respective Class A Sharing Percentages as of such distribution date.

(b) Subject to Section 3.15, at any time there exists any MAC Cure Amount for which a distribution in full has not been made in accordance with this Section 5.1(b), any distributions otherwise payable pursuant to Section 5.1(a) to the MAC Defaulting Partner, or any Transferees of its Interests, shall be redirected and distributed to the other Initial Limited Partner (or its Transferees in proportion to the Interest Transferred to such Transferee(s)) as repayment of their loans to the Partnership as described in Section 4.5 until the aggregate amount of the distributions so redirected to the such other Initial Limited Partner (or its Transferees) is equal to sum of (i) the MAC Cure Amount plus (ii) an amount equal to 15% per annum annual return thereon, compounded quarterly (any such redirected amounts distributed to such other Initial Limited Partner (or its Transferees), the “Set-Off MAC Distributions”). Notwithstanding the actual distribution of any Set-Off MAC Distributions to any Partner (or its Transferees) any Set-Off MAC Distributions so distributed to such other Initial Limited Partner (or its Transferees)

shall be treated for purposes of this Agreement as having been distributed to the MAC Defaulting Partner (or its Transferees) that would have received such Set-Off MAC Distributions but for the application of this Section 5.1(b).

(c) Subject to Section 3.15, after giving effect to Section 5.1(b), at any time there exists any Redirected Distribution Amount for which a distribution in full has not been made in accordance with this Section 5.1(c), any distributions otherwise payable pursuant to Section 5.1(a) to the Redirected Partner to which such Redirected Distribution Amount relates, or any Transferees of its Interests, shall be redirected and distributed to the other Initial Limited Partner (or its Transferees in proportion to the Interest Transferred to such Transferee(s)) as reimbursement of amounts owed to such Partner until the aggregate amount of the distributions so redirected to the such other Initial Limited Partner (or its Transferees) is equal to sum of (i) the Redirected Distribution Amount multiplied by the other Initial Limited Partner’s Initial Sharing Ratio plus (ii) an amount equal to 7% per annum annual return thereon, compounded quarterly (any such redirected amounts distributed to such other Initial Limited Partner (or its Transferees), a “Set-Off RDA Distributions”). Notwithstanding the actual distribution of any Set-Off RDA Distributions to any Partner (or its Transferees), any Set-Off RDA Distributions so distributed to such other Limited Partner (or its Transferees) shall be treated for purposes of this Agreement as having been distributed to the Redirected Partner (or its Transferees) such Redirected Distribution Amount that would have received such Set-Off RDA Distributions but for the application of this Section 5.1(c).

(d) Distributions in Error. Any distributions pursuant to this Section 5.1 made in error or in violation of Section 17-607(a) of the Act, will, upon demand by the General Partner, be returned to the Partnership.

(e) Cash and Non-Cash Distributions.

(i) Subject to Section 5.1(e)(ii), if any distribution consists of both cash and non-cash property, then the cash and non-cash property shall be distributed on a pro rata basis such that the total amount of property distributed on account of each Unit shall contain the same percentage of cash and the same percentage of non-cash property (based on the Fair Market Value of such non-cash property), and, to the extent the non-cash Distributable Property shall consist of more than one item of non-cash property, the General Partner shall, to the extent practicable, allocate to each Unit receiving a distribution the same percentage (as a percentage of the total value of cash and non-cash property distributed) of each item or type of non-cash property.

(ii) If any distribution consists of both cash and non-cash property and such distribution is allocated among more than one class of Units, then the cash and non-cash property shall be distributed on a pro rata basis such that the total amount of property distributed to each class of Units receiving a distribution shall contain the same percentage of cash and the same percentage of non-cash property (based on the Fair Market Value of such non-cash property), and, to the extent the non-cash Distributable Property shall consist of more than one item of non-cash property, the General Partner shall, to the extent practicable, allocate to each class of Units receiving a distribution the same percentage (as a percentage of the total value of cash and non-cash property distributed) of each item or type of non-cash property.

(f) SXE Equity Securities. Subject to any restrictions contained in any credit facility of any Person in the Partnership Group as of such time, upon the earlier of (i) approval by the General Partner pursuant to Section 6.2(b)(xi) or (ii) the request of any Designating Party after the expiration of the Lock-Up Period, the Partnership shall use good faith efforts to distribute to the Class A Limited Partners all Equity Securities of SXE held by the Partnership, subject to the other provisions of this Section 5.1 (including Section 5.1(a)). The Partners will provide Voting Support so that each Class A Limited Partner shall be granted customary demand, shelf and piggyback registration rights with respect to such Equity Securities effective from and after the date of such distribution pursuant to a Registration Rights Agreement. A Class A Limited Partner may assign its rights under this Section 5.1(f) upon any Transfer of such Equity Securities.

5.2. Tax Distributions.

(a) Subject to the availability of sufficient funds (without taking into account any reserves for capital expenditures or other liabilities that have not been incurred by the Partnership or any of its Subsidiaries, other than reserves reasonably anticipated to satisfy operating expenses for the 45 days following such date of determination for which sources of funding (including available debt facilities) are not then available), the Partnership shall distribute to each Partner with respect to each taxable quarter of the Partnership an amount of cash sufficient to permit such Partner to satisfy its tax liabilities arising from allocations of income, gain, loss, deduction and credit and guaranteed payments (if any) deemed received by such Partner pursuant to Code Section 707(c) (other than guaranteed payments in respect of services performed by such Partner) (a “Tax Distribution”), in each case, to the extent attributable to such Partner’s Interest in the Partnership in any taxable quarter for which such an allocation is made, determined using the same principles as described in Section 5.2(b) (as applicable), but for the taxable quarter in question and adjusted for prior taxable quarters of the tax year and losses and deductions of the Partnership realized in prior tax years to the extent such losses and deductions have not been offset by income or gain of the Partnership realized in subsequent taxable periods. In the event the Partnership does not have sufficient funds (without taking into account any reserves for capital expenditures or other liabilities that have not been incurred by the Partnership or any of its Subsidiaries, other than reserves reasonably anticipated to satisfy operating expenses for the 45 days following such date of determination for which sources of funding (including available debt facilities) are not then available) to make Tax Distributions as and when required by the terms of this Agreement, the Partnership and the General Partner shall each use their commercially reasonable efforts to obtain funds necessary to make such Tax Distributions as promptly as possible.

(b) The Tax Distribution payable to the Partners shall be pro rata based on the Partners’ Class A Sharing Percentages; provided, however, that the Tax Distribution to each Partner shall be equal at least to its “Tax Amount.” As used herein, “Tax Amount” means the product of (x) the General Partner’s reasonable estimation of the taxable income, gain, loss, deduction, credit, and guaranteed payments (to the extent described in Section 5.2(a) above) allocated to such Partner for such Allocation Period, multiplied by (y) the highest marginal effective rate of U.S. federal, state and local income tax (including for this purpose any tax under Code Section 1411 or similar provisions of law) applicable to an individual or corporation (whichever has the higher rate) resident in New York, New York, taking account of any difference in rates applicable to ordinary income, capital gains and “qualified dividends,” as such term is defined in Code Section 1(h) and any allowable deductions in respect of such state and local taxes in computing such Partner’s liability for U.S. federal income taxes, and such other assumptions as the General Partner shall reasonably determine. For the avoidance of doubt, in determining the Tax Amount for any Partner, there shall be taken into account any items allocated to such Partner pursuant to Code Section 704(c) (including any amounts allocable pursuant to the “remedial allocation method” described in Treasury Regulation Section 1.704-3(d), if applicable, and any items taken into account by such Partner (or its direct or indirect owner) pursuant to the provisions of Code Section 613A(c)(7)(D) and the Treasury Regulations promulgated thereunder).

For the avoidance of doubt, in determining the Tax Amount for any Partner, there shall be taken into account any items allocated to such Partner pursuant to Code Section 704(c) (including any amounts allocable pursuant to the “remedial allocation method” described in Treasury Regulation Section 1.704-3(d), if applicable), and any items taken into account by such Partner (or its direct or indirect owner) pursuant to the provisions of Code Section 613A(c)(7)(D) and the Treasury Regulations promulgated thereunder).

(c) Notwithstanding anything in this Section 5.2 to the contrary, for any taxable quarter, if the Partnership does not have sufficient funds (without taking into account any reserves for capital expenditures or other liabilities that have not been incurred by the Partnership or any of its Subsidiaries, other than reserves reasonably anticipated to satisfy operating expenses for the 45 days following such date of determination for which sources of funding (including available debt facilities) are not then available) available to provide all Partners with the full amount of their Tax Distributions, then Tax Distributions shall be made to the Partners pro rata in proportion to the amount of their respective Tax Distributions.

(d) A final accounting for Tax Distributions shall be made for each Allocation Period after the Partnership’s actual taxable income has been determined, and any shortfall in the amount of Tax Distributions a Partner received for such taxable year based on such final determination shall promptly be distributed to such Partner, and any excess in the amount of Tax Distributions a Partner received for such taxable year shall be applied against the subsequent Tax Distributions due to such Partner; provided, however, for any Allocation Period, if the Partnership does not have funds sufficient to distribute to each Partner the amount of such Partner’s shortfall, then such available funds shall be distributed in a manner and priority analogous to the manner and priority described in Section 5.2(c) (regarding insufficient funds with respect to a given taxable quarter). For any Allocation Period, if any shortfall remains for any Partner after giving effect to the preceding sentence, the amount of such shortfall shall be added to the Tax Distributions payable to such Partner in succeeding Allocation Periods until the time such shortfall is paid. In addition, in the event of any audit adjustment by a taxing authority which affects the amount of taxable income allocated or required to be allocated to the Partners in any year, or in the event the Partnership files an amended return which has such effect, the aggregate amount of Tax Distributions that should have been made with respect to such year shall be recalculated by giving effect to such audit adjustment or changes reflected in the amended return, as applicable (treating any interest or penalties incurred by any of the Partners in connection therewith as an addition to the assumed tax liability of such Partners), and any excess or shortfall in the resulting amount of Tax Distributions shall be treated in accordance with the preceding two (2) sentences.

(e) Tax Distributions shall be considered advanced distributions made pursuant to the applicable provisions of Section 5.1 and shall reduce such future distributions (including distributions under Section 10.2).

5.3. Allocations.

(a) Profits and Losses.

(i) General Application. For each Allocation Period, after giving effect to Section 5.3(b), the rules set forth below in this Section 5.3(a) shall apply for the purpose of determining each Partner’s allocable share of the items of income, gain, loss and expense of the Partnership comprising Profits or Losses of the Partnership for such Allocation Period.

(ii) Hypothetical Liquidation. The items of income, expense, gain and loss of the Partnership comprising Profits or Losses for an Allocation Period shall be allocated among the Persons who were Partners during such Allocation Period in a manner that shall, as nearly as possible, cause the Capital Account balance of each Partner at the end of such Fiscal Year to equal the excess (which may be negative) of:

(A) the amount of the hypothetical distribution (if any) that such Partner would receive if, on the last day of the Fiscal Year, (x) all Partnership assets were sold for cash equal to their respective Gross Asset Values, taking into account any adjustments thereto for such Fiscal Year, (y) all Partnership liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or any Partner Nonrecourse Debt with respect to such Partner, to the Gross Asset Values of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 10.2 hereof; over

(B) the sum of (x) the amount, if any, without duplication, that such Partner would be obligated to contribute to the capital of the Partnership, (y) such Partner’s share of Partnership Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g), and (z) such Partner’s share of Partner Minimum Gain determined pursuant to Treasury Regulations Section 1.704 2(i)(5), all computed as of the hypothetical sale described in Section 5.3(a)(ii)(A) hereof;

(b) Regulatory Allocations. Notwithstanding the foregoing provisions of Section 5.3(a), the following special allocations will be made in the following order of priority:

(i) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during an Allocation Period, then each Partner will be allocated items of Partnership income and gain for such Allocation Period (and, if necessary, for subsequent Allocation Periods) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.3(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii) Partner Minimum Gain Chargeback. If there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Allocation Period, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), will be specially allocated items of Partnership income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(i)(4). This Section 5.3(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii) Qualified Income Offset. If any Partner unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income, gain and Simulated Gain will be allocated to all such Partners (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Partner as quickly as possible, provided that an allocation pursuant to this Section 5.3(b)(iii) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account deficit after all other allocations provided for in this Section 5.3 have been tentatively made as if this Section 5.3(b)(iii) were not in this Agreement. It is intended that this Section 5.3(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Allocation Period which is in excess of the sum of (x) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (y) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.3(b)(iv) shall be made only if and to the extent that such Partner would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Section 5.3 have been made as if Section 5.3(b)(iii) hereof and this Section 5.3(b)(iv) were not in this Agreement.

(v) Limitation on Allocation of Net Loss. If the allocation of Losses, Simulated Depletion or Simulated Losses to a Partner as provided in Section 5.3(a)

hereof would create or increase an Adjusted Capital Account deficit, there will be allocated to such Partner only that amount of Losses, Simulated Depletion or Simulated Losses as will not create or increase an Adjusted Capital Account deficit. The Losses, Simulated Depletion or Simulated Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Partner will be allocated to the other Partners in accordance with their relative proportion of Units, subject to the limitations of this Section 5.3(b)(v).

(vi) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Partners in accordance with their Interests in the Partnership in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii) Nonrecourse Deductions. Nonrecourse Deductions for each Allocation Period of the Partnership will be allocated to the holders of Class A Units in proportion to their respective Class A Sharing Percentages.

(viii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions will be allocated each Allocation Period to the Partner that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

(ix) Simulated Depletion, Simulated Loss. Simulated Depletion for each Depletable Property, and Simulated Loss upon disposition of Depletable Property, shall be allocated among the Partners in proportion to their shares of Simulated Basis in such property.

(c) Tax Allocations.

(i) Except as provided in Section 5.3(c)(ii), Section 5.3(c)(iii), and Section 5.3(d) hereof, for income tax purposes under the Code and the Treasury Regulations, each Partnership item of income, gain, loss, deduction and credit will be allocated between the Partners as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article V.

(ii) Tax items with respect to Partnership assets that are contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution will be allocated between the Partners for income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation. The

Partnership will account for such variation under any method approved under Code Section 704(c) and the applicable Treasury Regulations and, the Parties agree that, unless and until a different method is selected pursuant to the provisions of this Agreement, the Partnership shall use the remedial method pursuant to Treasury Regulations Section 1.704-3(d) If the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Partnership asset will take account of any variation between the adjusted basis of such Partnership asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the General Partner. Allocations pursuant to this Section 5.3(c)(ii) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of net Profits, net Losses and any other items or distributions pursuant to any provision of this Agreement.

(iii)

(A) If the Partnership recognizes Depreciation Recapture with respect to the sale of any Partnership asset, (i) the portion of the gain on such sale which is allocated to a Partner pursuant to Section 5.3(a) and Section 5.3(b) shall be treated as consisting of a portion of the Partnership’s Depreciation Recapture on the sale and a portion of the balance of the Partnership’s remaining gain on such sale under principles consistent with Treasury Regulations Section 1.1245-1 and (ii) if, for U.S. federal income tax purposes, the Partnership recognizes both “unrecaptured section 1250 gain” (as defined in Code Section 1(h)) and gain treated as ordinary income under Code Section 1250(a) with respect to such sale, the amount treated as Depreciation Recapture under Section 6.3(d)(iii) hereof shall be comprised of a proportionate share of both such types of gain.

(B) For purposes of this Section 5.3(c)(iii), “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Partnership which, for U.S. federal income tax purposes, (i) is treated as ordinary income under Code Section 1245, (ii) is treated as ordinary income under Code Section 1250 or (iii) is “unrecaptured section 1250 gain” as such term is defined in Code Section 1(h).

(d) Income Tax Allocations with respect to Depletable Properties.

(i) Pursuant to Code Section 613A(c)(7)(D) and the Treasury Regulations promulgated thereunder, cost and percentage depletion deductions with respect to any Depletable Property shall be computed separately by the Partners rather than the Partnership. For purposes of such computations, the federal income tax basis of each Depletable Property shall be allocated to each Partner in accordance with such Partner’s Class A Sharing Percentage as of the time such Depletable Property is contributed to or acquired by the Partnership (and any additions to such federal income tax basis resulting from expenditures required to be capitalized in such basis shall be allocated among the Partners in a manner designed to cause the Partners’ proportionate shares of such adjusted federal income tax basis to be in accordance with their Class A Sharing Percentages as determined at the time of any such additions), and shall be reallocated among the Partners in accordance with the Partners’ Class A Sharing Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Partnership’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value.

(ii) For purposes of the separate computation of gain or loss by each Partner on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (A) first, to the Partners in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (B) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

(iii) The allocations described in clauses (i) and (ii) of this Section 5.3(d) are intended to be applied in accordance with the Partners’ “interests in partnership capital” under Code Section 613A(c)(7)(D); provided that the Partners understand and agree that the General Partner may, in good faith, authorize special allocations of federal income tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles outlined in Section 5.3(c)(ii). The provisions of this Section 5.3(d) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulation Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(iv) Each Partner shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership. Upon the request of the Partnership, each Partner shall advise the Partnership of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Partnership may rely on such information and, if it is not provided by the Partner, may make such reasonable assumptions as it shall determine with respect thereto. The General Partner shall cause the Partnership to provide each Partner with information reasonably requested by such Partner to comply with this Section 5.3(d)(iv) and other tax reporting obligations.

(e) Other Provisions.

(i) For any Allocation Period or other period during which any part of any Interest in the Partnership is Transferred between the Partners or to another Person

(other than by pledge of, or grant of a security interest in, such Interest), the portion of the Profits, Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an Interest in the Partnership will be apportioned between the Transferor and the Transferee under any method allowed pursuant to Code Section 706 and the applicable Treasury Regulations as determined by the General Partner, although an interim closing of the books method shall be used if the Transferor agrees to reimburse the Partnership for reasonable costs incurred.

(ii) In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article V, the General Partner is hereby authorized to adjust or amend the allocations to the extent necessary to satisfy the Code and any Treasury Regulations, and no such new allocation will give rise to any claim or cause of action by any Partner.

(iii) For purposes of determining the Partners’ proportional share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Partners’ interests in profits will be equal to their respective Class A Sharing Percentages.

(iv) Credits. All tax credits shall be allocated among the Partners as determined by the General Partner, consistent with applicable law.

(f) Valuation; Revaluation. Except as otherwise specifically provided in this Agreement, valuations will be made by the General Partner or by independent third parties appointed by the General Partner and deemed qualified by the General Partner to render an opinion as to the value of the Partnership’s assets, using such methods and considering such information relating to the investments, assets and liabilities of the Partnership as the General Partner or independent third party, as the case may be, may determine in the discretion of the General Partner.

5.4. Withholding. The Partnership may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. Any amounts withheld pursuant to this Section 5.4 or withheld by a third party from payments made to the Partnership or any of its Subsidiaries on account of a particular Partner will be treated as having been distributed to such Partner. To the extent that the cumulative amount of such withholding for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess, if not immediately repaid by such Partner to the Partnership, will be considered a loan from the Partnership to such Partner, with interest accruing at two percent (2%) plus the Interest Rate. Such loan may, at the option of the General Partner, be satisfied (a) out of distributions to which such Partner would otherwise be subsequently entitled, or (b) by the immediate payment in cash to the Partnership of such excess amount. The General Partner on behalf of the Partnership, may take any other action it determines to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any tax law or to pay any tax with respect to a

Partner. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner’s Units to secure such Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 5.4. Each Partner will take such actions as the Partnership may request in order to perfect or enforce the security interest created hereunder.

ARTICLE VI

MANAGEMENT

6.1. Management. Except as otherwise provided in this Agreement or by applicable law, the power and authority to manage, direct and control the Partnership will be vested in the General Partner. The General Partner will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Partnership, and to perform any and all other acts or activities customary or incident to the management of the Partnership’s activities, without the necessity of the approval by the Limited Partners except as expressly provided herein. Except for the General Partner, no Partner may claim or exercise any authority to act, or to enter into any contract or agreement, on behalf of the Partnership. The Limited Partners agree that all determinations, decisions and actions made or taken by the General Partner shall be conclusive and absolutely binding upon the Partnership, the Limited Partners and their respective successors, personal representatives and permitted assigns. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.

6.2. Super Majority Decisions; Major Decisions. Notwithstanding anything contained in this Agreement, and without limiting any requirement in this Agreement that any action require approval of the General Partner,

(a) the following matters shall require the approving vote of the General Partner, including any requisite Board of Directors approval as required under Section 7.11(c)(i) of the GP Agreement as a Super Majority Decision:

(i) any amalgamation, reconstruction, liquidation, dissolution, or similar proceedings with respect to any Person in the Partnership Group;

(ii) the repurchase of Interests of any Partner, other than on a pro-rata basis among and as agreed by all Limited Partners;

(iii) any transaction or series of related transactions between any Person in the Partnership Group, on the one hand, and any Partner or any Affiliate thereof, on the other hand (for clarity, approval under this Section 6.2(a)(iii) shall be required for any amendments, amendments and restatements, supplements or modifications to any of the transactions covered by this Section 6.2(a)(iii), other than the approval of any Drop Down Transaction to any Person in the SXE Group approved in accordance with Section 6.1(c)(iv) or the Contribution Agreement or the Management Services Agreement;

(iv) any amendment to the organizational documents of any Person in the Partnership Group (other than as required to implement any action that may be approved as a Major Decision or as otherwise expressly permitted pursuant to this Agreement);

(v) the formation of Subsidiary of the Partnership authorized to engage in any business activities other than as described in Section 2.5 or any change in nature of the business of any Person in the Partnership Group from any purpose other than as described in Section 2.5;

(vi) the adoption or change of tax elections (including those under Code Section 704(c)), tax accounting methods or tax reporting positions of any Person in the Partnership Group, except as required by applicable tax law but including elections described in Section 8.2(a) and Section 8.4;

(vii) the making of any distribution by the Partnership, other than in accordance with Section 5.1 and Section 5.2;

(viii) any exchange by any Person in the Partnership Group of any Class A Units owned by a Designating Party for Equity Securities of SXE or any successor thereto, other than any such exchange requested by a Designating Party in accordance with Section 3.16; provided no such exchange may be approved pursuant to this Section 6.2(a)(viii) prior to the expiration of the Lock-Up Period without the consent of all Class A Limited Partners; and

(ix) exercising rights of any Person in the Partnership Group in such Person’s capacity as a member, manager or partner (general or limited) of SXE or any of their other respective Subsidiaries or any joint venture with respect to any action requiring approval of the General Partner pursuant to this Section 6.2(a).

(b) Prior to the fifth anniversary of the Effective Date (or such shorter period specified in clause (i), clause (vi) or clause (x) below), the following matters shall require the approving vote of the General Partner, including any requisite Board of Directors approval as required under Section 7.11(c)(ii) of the GP Agreement as a Super Majority Decision:

(i) during the Lock-Up Period, any merger, consolidation, reorganization, recapitalization or similar transaction involving any Person in the Partnership Group or any of their respective Subsidiaries (other than a transaction that is a Liquidity Event);

(ii) the appointment, termination or removal of any officer of any Person in the Partnership Group;

(iii) the approval or modification of compensation payable by any Person in the Partnership Group to any individual or amending any employee compensation benefit or incentive plan of any Person in the Partnership Group;

(iv) the issuance by any Person in the Partnership Group of debentures, bonds or any other debt securities (A) that would result in total indebtedness of the Partnership Group, on a consolidated basis exceeding 3.5 times EBITDA on a twelve-month trailing basis or (B) that are convertible into or exchangeable or exercisable for any Equity Securities of any Person in the Partnership Group at less than Fair Market Value;

(v) any voluntary act of Bankruptcy by any Person in the Partnership Group;

(vi) any Liquidity Event prior to 1,277 days after the Effective Date, other than the approval of a Qualified IPO effected after the Lock-Up Period approved in accordance with Section 6.2(c)(iii) or Section 6.2(c)(xi);

(vii) approval of any capital project (i.e., new projects or facilities; expansion of facilities/compression) by any Person in the Partnership Group in excess of $50 million that is not included in the Initial Budget, other than projects required to comply with applicable law;

(viii) any disposition of assets by any Person in the Partnership Group with a fair market value in excess of $50 million;

(ix) any disposition by any Person in the Partnership Group of any Equity Security of SXE GP or any successor, other than as part of a Qualified IPO;

(x) during the Lock-Up Period, the approval of a distribution of any Equity Securities of SXE (or any successor thereto) owned by any Person in the Partnership Group; and

(xi) exercising rights of any Person in the Partnership Group in such Person’s capacity as a member, manager or partner (general or limited) of SXE or any of their other respective Subsidiaries or any joint venture with respect to any action requiring approval of the General Partner pursuant to this Section 6.2(b).

(c) Without limiting any approval as required under Section 6.2(b), the following matters shall require the approving vote of the General Partner, including any requisite Board of Directors approval as required under Section 7.11(d) of the GP Agreement as a Majority Decision:

(i) making capital calls or issuing any Equity Securities in any Person in the Partnership Group;

(ii) the issuance by any Person in the Partnership Group of any debentures, bonds or any other debt securities (including any security convertible into or exchangeable for any other security);

(iii) any Liquidity Event (however, the General Partner shall first use good faith efforts to effect a Qualified IPO prior to approving any other Liquidity Event (unless any such other Liquidity Event is approved in accordance with Section 6.2(b)(vi) or is directed by a Designating Party at any time after the fifth anniversary of the Effective Date pursuant to Section 7.13(a) of the GP Agreement));

(iv) any Drop Down transaction;

(v) after the Lock-Up Period, the approval of any merger, consolidation, recapitalization or similar transactions by any Person in the Partnership Group (other than a transaction that is a Liquidity Event);

(vi) the approval by any Person in the Partnership Group of any Annual Budget and any approval by any Person in the Partnership Group of expenditures in excess of those reflected in the then current Annual Budget (subject to any permitted variances as agreed upon by the Designating Parties);

(vii) the approval of any entry by any Person in the Partnership Group into or amendment or waiver of any rights of any Person in the Partnership Group under any partnership or joint venture with any other Person;

(viii) the approval of any contract to be entered into by any Person in the Partnership Group after the Effective Date (A) with a term of more than 12 months (other than any contract that may be terminated by such Person on not more than 90 days’ notice without penalty), (B) involving expected payments by any Person in the Partnership Group of more than $5 million in the aggregate (other than payments for obligations as set forth in an Annual Budget), and (C) any non-ministerial amendment to any such contract;

(ix) any voluntary encumbrance of any properties or assets of any Person in the Partnership Group to secure any debt and/or other obligations;

(x) any disposition by any Person in the Partnership Group of assets, other than with respect to the disposition of worthless or obsolete assets or any disposition of assets for which approval is required pursuant to Section 6.2(b)(viii);

(xi) the approval by any Person in the Partnership Group of a Qualified IPO after the Lock-Up Period;

(xii) the approval of a distribution by any Person in the Partnership Group of any Equity Securities of SXE or any successor thereto owned by any Person in the Partnership Group effected after the Lock-Up Period; provided, however, no such General Partner approval shall be required if such distribution is requested by a Designating Party in accordance with Section 5.1(f);

(xiii) subject to Section 3.13, determining the Fair Market Value for purposes of this Agreement, including Fair Market Value of any Equity Securities issued by any Person in the Partnership Group; and

(xiv) Subject to Section 6.2(a)(ix) and Section 6.2(b)(xi), exercising rights of any Person in the Partnership Group in such Person’s capacity as a member, manager or partner (general or limited) of SXE or any of their other respective Subsidiaries or any joint venture with respect to any action requiring approval of the General Partner pursuant to this Section 6.2(c).

6.3. Officers. The General Partner may, from time to time, designate one or more Persons to be officers of the Partnership (each, an “Officer”), with such titles as the General Partner may assign to such Persons. No Officer need be a Partner or a resident of the State of Delaware. Officers so designated will have such authority and perform such duties as the General Partner may, from time to time, delegate to them and, unless otherwise specified by the General Partner, will have the authority and responsibilities generally held by officers of a Delaware corporation holding the same titles. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the Officers and agents of the Partnership will be fixed from time to time by the General Partner, except as provided pursuant to Section 6.2(c). Any Officer may resign as such at any time. Such resignation will be made in writing and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by the General Partner. Any Officer may be removed as such, either with or without cause, by the General Partner, in its sole discretion. Any vacancy occurring in any office of the Partnership may be filled by the General Partner. The Officers of the Partnership, and their respective titles, as of the Effective Date are set forth on Exhibit B hereto.

6.4. Annual Budget. The Officers shall be responsible for managing the day to day operations of the Partnership, subject to such limitations and directions as are provided by the General Partner. The Officers will annually prepare and submit to the General Partner the Annual Budget which the General Partner shall revise and otherwise modify in its sole discretion. Any material changes to the Annual Budget shall be made at the direction of, or with the approval by, the General Partner, in each case at the sole discretion of the General Partner. The General Partner shall have the right to revise any then-applicable Annual Budget at any time, in its sole discretion. In furtherance of the foregoing:

(a) The Annual Budget for the period from the date of this Agreement through December 31, 2014 shall be approved in accordance with Section 6.2(c) (such approved Annual Budget, the “Initial Budget”).

(b) The Board of Directors shall review each Annual Budget, including the Initial Budget, at least quarterly (or more frequently as determined by the Board of Directors, including upon any proposed project not currently in the Annual Budget requiring capital expenditures of $5 million during the capital year to which such Annual Budget relates) and the Annual Budget shall be amended or modified to reflect any amendments or modifications thereto approved or directed by the General Partner and as so modified or amended shall thereafter constitute the Annual Budget for the remainder of the calendar year to which such Annual Budget relates.

(c) The Officers shall prepare or cause to be prepared and presented to the Board of Directors not later than December 1 of each calendar year (beginning December 1, 2014 (for calendar year 2015)) a draft Annual Budget for the next succeeding calendar year (the “Proposed Budget”) setting forth the anticipated revenues and expenses (including capital expenditures) of the Partnership for such calendar year in a format consistent with the Initial Budget, and which will include:

(i) a projected monthly income statements, balance sheets and cash flow statements on a consolidated basis for the calendar year covered by such Proposed Budget and a projected monthly income statement and capital expenditures for each major capital project;

(ii) estimates of the expenditures covered by the proposed Annual Budget by budget category, in reasonable detail to identify the nature, scope and duration of the activity in question;

(iii) estimates of the schedule pursuant to which capital costs and expenses included in the Annual Budget are anticipated to be incurred by the Partnership;

(iv) any other information reasonably requested in writing by the General Partner;

(v) estimates of revenues and estimated returns on invested capital;

(vi) progress on capital projects included in prior Annual Budgets, including any shortfalls or overages; and

(vii) any costs and expenses estimated to be expended due to health, safety, security and environmental issues or any regulatory issues.

(d) Expenditures in an Annual Budget may extend over more than one calendar year because such expenditures represent activities or operations that require commitments in excess of one calendar year. Once such expenditures have been approved by the General Partner as part of an Annual Budget or included by the General Partner as part of an Annual Budget, unless the General Partner determines otherwise, such expenditures shall not be required to be resubmitted for approval on an annual or other periodic basis, but instead all such items, until completed, automatically shall be included in future Annual Budgets (subject to limits and amounts as previously approved) as items which have already been approved.

(e) If the General Partner does not approve a Proposed Budget for a calendar year on or prior to the December 20 preceding January 1 of the calendar year to which such Proposed Budget relates, the Officers shall use good faith efforts to prepare or to cause to be prepared a revised Proposed Budget for approval by the General Partner; provided, however, that the General Partner shall have the right to revise the Proposed Budget and to approve the Proposed Budget that it has revised, in each case in its sole discretion. Each Proposed Budget approved hereunder by the General Partner in accordance with Section 6.4 shall be deemed an “Annual Budget.”

(f) To the extent that any Proposed Budget is not approved by the General Partner in accordance with Section 6.4 by the January 1 of the calendar year to which such Proposed Budget relates, then, until a Proposed Budget for such calendar year is approved by the General Partner, the most recent Annual Budget for the prior year shall continue as the Annual Budget for such calendar year; provided, however, that (i) such existing Annual Budget will automatically be adjusted for such Fiscal Year to properly account for actual changes in non-discretionary changes such as taxes, insurance premiums, utility charges, debt service and maintenance and repair costs (including capital expenditures for maintenance and repair costs) and (ii) the budgeted amount of capital expenditures for the General Partner and the Partnership

Group (other than capital expenditures for maintenance and repair costs) shall be (A) for the first such Fiscal Year, 80% of the amount budgeted for capital expenditures in such existing Annual Budget and (B) for any Fiscal Year thereafter, until an Annual Budget is approved by the General Partner, zero.

(g) The Partnership shall not incur capital expenditures in excess of amounts set forth in the Annual Budget without prior approval of the General Partner, provided that the Partnership may expend without General Partner approval up to 10% in excess of the authorized amount for any category of capital expenditures during a calendar year (excluding any amounts included in the Annual Budget as line items for contingencies and overruns), such excess expenditures not to exceed in the aggregate 10% of the aggregate of the amount for capital expenditures set forth in the Annual Budget for such calendar year. Any variances from the Annual Budget for capital expenditures other than variances for capital expenditures within and not in excess of the 10% variance permitted herein year shall require the approval of the General Partner, and if so approved, each such variance shall be added to the Annual Budget for such calendar year which, as so amended, shall thereafter be the Annual Budget for such calendar year. The ten percent (10%) variance permitted herein shall be calculated with respect to the original amounts set forth in the Annual Budget or, once amended, the amended amount, provided that no expenditures incurred pursuant to Section 6.4(h) shall be deemed to be included in for purposes of calculating the ten percent (10%) permitted variance pursuant to this Section 6.4(g), nor shall any such expenditures be considered to be amounts expended in excess of the authorized amount of any Annual Budget for purposes of calculating the ten percent (10%) permitted variance.

(h) Notwithstanding anything to the contrary in this Agreement, the Partnership is expressly authorized to make Emergency Expenditures and incur liabilities without prior authorization or approval when necessary or advisable, in the judgment of the senior executive Officer, subject to Prudent Industry Practices, to deal with emergencies, including explosions, fires, spills, or any other similar event, which may endanger property, lives, or the environment. The senior executive Officer shall as soon as practicable report to the General Partner the nature of any such emergency which arises, the measures he intends to take in respect of such emergency and the estimated related expenditures.

6.5. Limitation of Liability; Indemnification.

(a) Neither the General Partner, any Director, any Organizing Person, any Officer or any officer the General Partner or their respective Affiliates shall be liable in damages to the Partnership or any Partner by reason of, or arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Partnership or the General Partner, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction to have been caused by a willful breach of the terms of this Agreement or the gross negligence or willful misconduct or bad faith of such persons.

(b) To the maximum extent permitted by applicable law, but subject to the provisions of this Section 6.5, all Indemnitees will not be liable for, and will be indemnified and held harmless by the Partnership against, any and all claims, actions, demands, losses, damages, liabilities, costs, or expenses, including attorney’s fees, court costs, and costs of investigation, actually and reasonably incurred by any such Indemnitee (collectively, “Damages”), arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Director, General Partner, Officer or officer the General Partner, or by reason of its involvement in the management of the affairs of the Partnership or the General Partner, whether or not it continues to be such at the time any such Damage is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction to have been caused by a willful breach of the terms of this Agreement or the gross negligence or willful misconduct or bad faith of such persons. IT IS THE EXPRESS INTENT OF THE PARTNERSHIP THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY DAMAGE THAT HAS RESULTED FROM OR IS ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT, OR CONCURRENT ORDINARY NEGLIGENCE OF THE INDEMNITEE.

(c) To the maximum extent permitted by applicable law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Partnership or any of the Partners against such Indemnitee), will be paid by the Partnership in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 6.5 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the General Partner.

(d) The indemnification provided by this Section 6.5 will inure to the benefit of the heirs and personal representatives of each Indemnitee.

(e) Any indemnification pursuant to this Section 6.5 will be made only out of the assets of the Partnership and will in no event cause any Partner to incur any personal liability nor shall it result in any liability of the Partners to any third party.

(f) The rights of indemnification provided in this Section 6.5 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract (including, without limitation, advancement of expenses) or as a matter of law. The Partnership hereby acknowledges that the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Partners and certain of their Affiliates (collectively, the “Partner Indemnitors”). The Partnership hereby agrees that (i) the Partnership is the Indemnitor of first resort (i.e., its obligations to the Indemnitees under Sections 6.5(b) and Section 6.5(c) are primary and any obligation of the Partner Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (ii) the Partnership shall be required to advance the full amount of expenses incurred by the Indemnitees and shall be liable for the full amount of all Damages paid in settlement to the extent legally permitted and as required by the terms of Sections 6.5(b) and Section 6.5(c) (or any other agreement between the Partnership and the Indemnitees), without regard to any rights the Indemnitees may have against the Partner Indemnitors, and (iii) the Partnership irrevocably waives, relinquishes and releases the Partner Indemnitors from any and all claims against the Partner Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Partnership further agrees that no advancement or payment by the Partner

Indemnitors on behalf of an Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Partnership pursuant to Sections 6.5(b) and Section 6.5(c) shall affect the foregoing and the Partner Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitees against the Partnership. The Partnership agrees that the Partner Indemnitors who are not Partners are express third party beneficiaries of the terms of this Section 6.5.

6.6. Directors’ and Officers’ Insurance. The Partnership will purchase and maintain key man insurance for the Officers and Director and Officer liability insurance in the amount approved by the General Partner on behalf of any Person who is or was a Director, Partner, Officer or officer of its Subsidiaries against any liability asserted against him or incurred by him in any capacity identified in Section 6.5 or arising out of his status as an Indemnitee, whether or not the Partnership would have the power to indemnify him against that liability under Section 6.5.

6.7. Limitation of Duties; Waiver of Fiduciary Duties.

(a) To the fullest extent permitted by applicable law, the Partnership waives all fiduciary duties and all liability of any Partner (in their capacity as a Partner but not in their capacity as Officers of the Partnership, if applicable) for breaches of fiduciary duties; provided, however, that such waiver does not extend to liability for any action or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(b) In furtherance of and without limiting Section 6.7(a), (i) the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any ventures or activities of the General Partner, the Limited Partners or their respective Affiliates, (ii) none of General Partner, the Limited Partners or their respective Affiliates will have any obligation to the Partnership or its other Partners with respect to any opportunity to expand the Partnership’s business, whether geographically, or otherwise, (iii) the Partnership and each Partner hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any Limited Partner (or its Affiliates) participates or desires or seeks to participate (each, a “Business Opportunity”), (iv) no Limited Partner (or its Affiliates) shall have any obligation to communicate or offer any Business Opportunity to the Partnership or any other Partner, and each may pursue for itself or direct, sell, assign or transfer to any other Person any such Business Opportunity and (v) the General Partner, the Limited Partners and their respective officers, directors, partners, members, managers, stockholders and Affiliates shall be entitled to and may have business interests and activities that are in direct competition with the Partnership or a Partner or that are enhanced by the activities of the Partnership, and neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business venture of the General Partner or any Limited Partner.

(c) Notwithstanding the foregoing, nothing in this Section 6.7 shall, or is intended to, limit the duties and obligations of Limited Partners who are Officers of the Partnership in their capacity as Officers of the Partnership or otherwise limit the rights, duties and obligations of any Partner or Director expressly set forth in this Agreement.

ARTICLE VII

RIGHTS OF PARTNERS; CONFIDENTIALITY

7.1. Access to Information. In addition to the other rights specifically set forth in this Agreement, each Partner will have access to all information to which a Partner is entitled to have access pursuant to the Act. The Partnership shall permit each Access Partner to send representatives to visit and inspect any of the properties of the Partnership, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of the Partnership’s business, affairs, finances, and accounts with the Partnership’s officers and its independent public accountants, all at such reasonable times during the Partnership’s usual business hours and as often as any such Partner may reasonably request.

7.2. Financial Reports. The Partnership shall furnish all of the following to each Access Partner:

(a) Within thirty-five (35) days after the end of each month, (1) an operating report with key operating metrics reasonably requested by any Access Partner, (2) an unaudited consolidated balance sheet and unaudited related statement of income and statement of cash flows for such month prepared on a consistent internal basis (without footnotes) and other disclosures that would be required for a presentation in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), together with a comparison of such statements to the Annual Budget for such periods and (3) a written report by the Partnership’s management describing the results of operations of the Partnership, including any applicable qualitative analysis comparing the Partnership’s performance with prior periods, for such month;

(b) Within forty-five (45) days after the end of each quarter: (1) an unaudited consolidated balance sheet as of the end of such quarter and unaudited related income statement and statement of cash flows for such quarter including any footnotes thereto (if any) prepared in accordance with GAAP, consistently applied, together with a comparison of such statements to the Annual Budget for such periods; and (2) a written report by the Partnership’s management describing the results of operations of the Partnership, including any applicable qualitative analysis comparing the Partnership’s performance with prior periods, for such quarter;

(c) Within one hundred twenty (120) days after the end of each Fiscal Year: (1) an audited consolidated balance sheet as of the end of such Fiscal Year and the related consolidated income statement, statement of Partners’ equity and statement of cash flows for such Fiscal Year prepared in accordance with GAAP and a signed audit letter from the Partnership’s auditors; and (2) a copy of the reports from the Partnership’s auditors pursuant to Statements of Auditing Standards 112 and 114 for such Fiscal Year;

(d) Promptly after the occurrence of any event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition, assets, liabilities, employees, prospects, financial condition or capitalization of the Partnership, notice of such event together with a summary describing the nature of the event and its impact on the Partnership; and

(e) Any other information that any Access Partner may reasonably request.

7.3. Audits. So long as long as any Access Partner is a Partner and, together with its Affiliates, holds a Class A Sharing Percentage that is equal to or greater than ten percent (10%), such Access Partner shall have the right to conduct, or cause to be conducted, audits of the books and records of the Partnership and to consult with and advise management of the Partnership, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Partnership. The expenses of such audits shall be borne by the Partnership. No other Partner in its capacity as a Partner will have the right to conduct, or cause to be conducted, an audit of the books and records of the Partnership.

7.4. Confidentiality.

(a) Each Partner agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the Partners, and all other non-public information received from or otherwise relating to the Partnership or its business will be confidential, and will not be disclosed or otherwise released to any other Person (other than another party hereto), without the written consent of the General Partner, unless such disclosure or release is otherwise permitted pursuant to the terms of a separate agreement between the Partnership (or one of its Subsidiaries), on the one hand, and such Partner, on the other. The obligations of the Partners hereunder will not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law; provided, that prior to disclosing such confidential information, to the extent practicable a Partner must notify the Partnership thereof, which notice will include the basis upon which such Partner believes the information is required to be disclosed.

(b) Notwithstanding Section 7.4(a) or Section 7.5, each of Southcross and BBTS (and after a BBTS Distribution, EIG and TW) may provide information regarding the General Partner, the Partnership, their Subsidiaries, this Agreement, and the assets, operations and financial information and business plans regarding the General Partner, the Partnership and their Subsidiaries to (i) their respective legal, financial and accounting advisors, (ii) their respective members, partners, managers, and officers and the members, partners, managers, and officers of their Affiliates who control them and (iii) potential purchasers or participants, directly or indirectly thru such person or an Affiliate of such Person, of Units, provided any such potential purchaser or participant executes a confidentiality agreement with the General Partner in form and substance reasonably satisfactory to the directors of the General Partner that are appointed by the members of the General Partner other than the Partner requesting to share such information (which consent shall not be unreasonably withheld, conditioned or delayed).

7.5. Press Releases. Neither the Partnership, any Partner or its Affiliates, shall issue, or authorize to be issued, any press release, interview, article or other media release (including an internet posting, web blog or other electronic publication) that makes reference to this Agreement or the transactions contemplated herein or any Partner, in each case without the consent of each Partner; provided, however, that any Partner or its Affiliates shall be permitted, in any tombstone or similar document and in any media format, to reference the General Partner and the Partnership and their Subsidiaries and provide a general description of the nature of the transaction.

7.6. Reimbursement of Expenses. The Partnership shall reimburse Southcross and BBTS for their expenses, including the fees and expenses of counsel, but excluding any brokerage, advisor or similar transaction fees, incurred in connection with the formation of, and their initial investment in, the Partnership. The Partnership shall reimburse any Director appointed by a Designating Party for his reasonable expenses incurred in the performance of his duties as a Director.

ARTICLE VIII

TAXES

8.1. Tax Returns. The General Partner will cause to be prepared and filed all necessary federal, state and local income tax returns for the Partnership and the General Partner will select a nationally recognized accounting firm to prepare the Partnership’s federal and state income tax returns. Each Partner will furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s income tax returns to be prepared and filed. The Partnership shall furnish to each Partner an estimated IRS Form K-1 and any similar state or local tax forms with respect to such Partner no later than the March 1 (or if the “remedial allocation method” is elected pursuant to Section 5.3(c)(ii) as soon as such forms are reasonably available) following each Tax Year and a final IRS Form K-1 and state and local tax forms with respect to such Partner no later than the March 15th (or if the “remedial allocation method” is elected pursuant to Section 5.3(c)(ii) as soon as such forms are reasonably available) following each Tax Year. The Partnership will furnish to each Class A Limited Partner copies of all returns that are actually filed, promptly after their filing. All costs associated with the General Partner’s obligations under this Section 8.1 shall be borne by the Partnership. The General Partner agrees to exercise commercially reasonable efforts to cause the distributions described in Section 2.5(h) of the Contribution Agreement to satisfy Treasury Regulations Section 1.707-5(b)(2)(ii)(A), including to the extent reasonably possible not commingling the proceeds of the Credit Facility (as defined in the Contribution Agreement) that will fund such distributions with other funds of the Partnership.

8.2. Tax Elections.

(a) Elections by Partnership. The Partnership will make the following elections in the appropriate manner:

(i) to adopt the Tax Year of the Partnership set forth in Section 2.6;

(ii) to adopt the accrual method of accounting; and

(iii) to elect to amortize the start-up expenses of the Partnership under Code Section 195 ratably over a period of 180 months as permitted by Code Section 709(b).

(b) Elections by Partners. If any Partner makes any tax election that requires the Partnership to furnish information to such Partner to enable such Partner to compute its own tax liability, or requires the Partnership to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Partner, the General Partner may, as a condition to furnishing such information or filing of such return or report, require such Partner to pay to the Partnership any incremental expenses incurred in connection therewith.

8.3. Tax Characterization of the Partnership. It is the intent of the Partners that the Partnership be treated as a partnership for federal income tax purposes and, to the extent permitted by applicable law, for state and local franchise and income tax purposes. Except in connection with a conversion of the Partnership as part of an Approved Exit as contemplated by Section 3.11, neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law or to be treated as a corporation, and no provision of this Agreement will be construed to sanction or approve such an election.

8.4. Tax Matters Partner. Subject to the following sentence, the General Partner is hereby designated as the tax matters partner within the meaning of Code Section 6231(a)(7) (“Tax Matters Partner”). If for any Tax Year the General Partner is determined to be ineligible to act as the Tax Matters Partner, then (i) the Partners (and any Person who was a Partner at any time during such Tax Year) shall use commercially reasonable efforts to take such action as is required to permit the General Partner to be eligible to act as the Tax Matters Partner for such Tax Year and all other Tax Years, and (ii) if despite such efforts, the General Partner is not permitted to act as Tax Matters Partner for such Tax Year, then BlackBrush TexStar (before the BBTS Distribution) or EIG (after the BBTS Distribution) shall be designated as the Tax Matters Partner for such Tax Year. The Tax Matters Partner shall not take any material action as Tax Matters Partner without the consent of the Designating Parties (such consent not to be unreasonably conditioned, withheld or delayed). The Tax Matters Partner shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner to the extent provided in the Code and the Regulations. If any state or local tax law provides for a tax matters partner or person having similar rights, powers, authority or obligations, the Tax Matters Partner shall also serve in such capacity. In all other cases, the General Partner shall represent the Partnership in all tax matters to the extent allowed by law. Expenses incurred by the General Partner or EIG as the Tax Matters Partner or in a similar capacity as set forth in this Section 8.4 shall be borne by the Partnership. Such expenses shall include fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs. Any decisions made by the Tax Matters Partner, including whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest, shall be made in the Tax Matters Partner’s discretion, subject to the proviso contained in the second sentence of this Section 8.4. Notwithstanding anything to the contrary in this Section 8.4, (1) the Tax Matters Partner shall not bind any Partner to a settlement agreement without the written consent of such Partner or enter into any extension of the period of limitations for making assessments with respect to the Partnership or any Partner without the prior consent of the Partners that would be bound by such extension, and (2) each Limited Partner shall be designated a notice partner under Code Section 6231 and shall have the rights of a notice partner granted pursuant to Code Sections 6221 through 6233.

8.5. Tax Information. Each Partner shall provide the Partnership with any information related to such Partner necessary to (i) allow the Partnership to comply with any tax reporting, tax withholding or tax payment obligations of the Partnership or (ii) establish the Partnership’s legal entitlement to an exemption from, or reduction of, withholding tax, including U.S. federal withholding tax under Code Sections 1471 and 1472.

ARTICLE IX

BOOKS, RECORDS, AND BANK ACCOUNTS

9.1. Maintenance of Books and Records. The books of account for the Partnership and other records of the Partnership will be located at the principal office of the Partnership or such other place as the General Partner may deem appropriate, and will be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Partners will be maintained in accordance with Section 4.4.

9.2. Bank Accounts. The General Partner will cause the Partnership to establish and maintain one or more separate bank or investment accounts for Partnership funds in the Partnership name with such financial institutions and firms as the General Partner may select and with such signatories thereon as the General Partner may designate.

ARTICLE X

DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION

10.1. Dissolution. The Partnership will dissolve and its affairs will be wound up upon the first to occur of either of the following (each, a “Liquidation Event”):

(a) the approval of such dissolution by the General Partner pursuant to Section 7.11(c)(i) of the GP Agreement; or

(b) the occurrence of any other event causing dissolution of the Partnership under the Act;

provided, however, that, upon dissolution pursuant to clause (b) of this Section 10.1, any or all of the remaining Partners may elect to continue the business of the Partnership within ninety (90) days of the occurrence of the event causing such dissolution. The death, resignation, withdrawal, Bankruptcy, insolvency or expulsion of any Partner will not dissolve the Partnership.

10.2. Liquidation and Termination. On dissolution of the Partnership, the General Partner may appoint one or more Persons as liquidator(s). The liquidator will proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein. The costs of liquidation will be borne as a Partnership expense. Until final distribution, the liquidator will continue to operate the Partnership properties with all of the power and authority of the Partners. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator will pay from Partnership funds all of the debts and liabilities of the Partnership (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) the Partnership will dispose of all remaining assets as follows:

(i) the liquidator may sell any or all Partnership property, and any resulting gain or loss from each sale will be computed and allocated to the Partners pursuant to Section 5.3;

(ii) with respect to all Partnership property that has not been sold, the Fair Market Value of that property will be determined and the Capital Accounts of the Partners will be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in that property that has not been reflected in the Capital Accounts previously would be allocated among the Partners if there were a taxable Transfer of that property for the Fair Market Value of that property on the date of distribution;

(iii) thereafter, Partnership property will be distributed among the Partners in accordance with Section 5.1(a). All distributions made pursuant to this Section 10.2(c)(iii) will be made by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation).

(d) All distributions in kind to the Partners will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 10.2.

10.3. Cancellation of Filing. On completion of the distribution of Partnership assets as provided herein, the Partnership will be terminated, and the General Partner (or such other Person or Persons as may be required) will cause the cancellation of any other filings made as provided in Section 2.7 and will take such other actions as may be necessary to terminate the Partnership.

ARTICLE XI

GENERAL PROVISIONS

11.1. Offset. Whenever the Partnership is to pay any sum to any Partner, any amounts such Partner owes the Partnership may be deducted from that sum before payment.

11.2. Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing (except as otherwise provided in Section 11.14) and will be given (a) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (b) by depositing such writing with a reputable overnight courier for next day delivery, (c) by delivering such writing to the recipient in person, by courier or (d) by facsimile transmission. A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it. All notices, requests and consents to be sent to a Partner will be sent to or made at the addresses given for that Partner on the list attached hereto as Exhibit A or such other address as that Partner may specify by notice to the other Partners. Any notice, request or consent to the Partnership also will be given to each Partner.

11.3. Entire Agreement; Supersedure. This Agreement, together with its Exhibits and the agreements entered into in connection herewith, constitutes the entire agreement of the Partners relating to the Partnership and supersedes all prior contracts or agreements with respect to the Partnership, whether oral or written. Notwithstanding any other provision of this Agreement, the Partnership may enter into agreements or other writings with any Partner in respect of the Units of such Partner, and the rights of the Partnership and obligations of such Partner set forth in any such agreement or writing may establish rights in favor of the Partnership or limit the rights of such Partner notwithstanding any other provision of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Partners and their respective successors, personal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

11.4. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

11.5. Amendment or Modification. Except as otherwise provided herein, this Agreement may be amended or modified from time to time only by a written instrument that is adopted by the General Partner; provided, however, that in no event shall this Agreement be amended, supplemented, or otherwise modified (a) to require any Partner to make a Capital Contribution to the Partnership without that Partner’s prior written consent, (b) in a manner that would adversely affect any Partner’s rights under Article III, Sections 4.1(d), 4.2, 4.4, 4.5, 5.1(a), 5.1(b), 5.1(c), 5.2, 5.3, 6.2, 6.5, 6.7, 10.1, 10.2(c)(ii), 10.2(c)(iii), 11.7, 11.8, 11.9, 11.16 or this Section 11.5, without such Partner’s prior written consent or (c) in any manner not previously described in subclauses (a) or (b) that would adversely affect any Partner’s rights under this Agreement in a disproportionate or discriminatory manner (as compared to any other Partner), without such Partner’s prior written consent. Notwithstanding anything herein to the contrary, no Partner approval is required for any amendment made by the General Partner to Exhibit A in accordance with Section 3.1.

11.6. Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Partners and their respective heirs, legal representatives, trustees, successors, and assigns.

11.7. Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

11.8. Consent to Jurisdiction; Waiver of Jury Trial. THE PARTNERSHIP AND THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN DALLAS COUNTY, TEXAS, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES OR THE PARTNERSHIP AND THE PARTIES ARISING OUT OF THIS AGREEMENT, IN EACH CASE OTHER THAN A DISPUTE SUBJECT TO SECTION 11.9, AND THE PARTNERSHIP AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTNERSHIP AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. THE PARTNERSHIP AND EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

11.9. Dispute Resolution.

(a) Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to the Partnership, its business or to this Agreement or the obligations of the parties hereunder, including without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), other than disputes as to any determination of Fair Market Value (which shall be resolved exclusively as provided in Section 3.13) or fair market value of Units under Section 3.10 (which shall be resolved exclusively as provided in Section 3.10(c)) shall be resolved solely and exclusively in accordance with the procedures specified in this Section 11.9. The parties shall attempt in good faith to settle any Dispute by mutual discussions within thirty (30) days after the date that one party gives notice to the other parties of such a Dispute. If the Dispute is not resolved within such thirty (30) day period, any party may refer the Dispute to arbitration and the Dispute shall be finally settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect (the “Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Dallas, Texas, and presided over by three arbitrators. The party giving notice of the Dispute shall appoint one arbitrator, and the other parties to the Dispute shall appoint one arbitrator. The two appointed arbitrators shall together appoint a third arbitrator. If the appointed arbitrators fail to appoint the third arbitrator within thirty (30) days after their appointment, then the third arbitrator shall be selected in accordance with the Rules. The parties to such Dispute and the Partnership shall execute such engagement and indemnity agreements as the arbitrators shall require. Notwithstanding this agreement to arbitrate Disputes, any party to a Dispute may apply to a court sitting on Dallas, Texas, for temporary restraining orders, temporary injunctive relief or other interim measures pending arbitration. No court other than a court sitting in Dallas, Texas, shall have authority or jurisdiction to enter temporary restraining orders, temporary injunctive relief or other interim orders pending arbitration, and no party to a Dispute shall make any application for interim orders to any court other than a court sitting in Dallas, Texas. The arbitrators shall award costs, attorneys’ fees and expert witness fees to the prevailing party or parties. The arbitrators may not award indirect, consequential, special or punitive damages, and recovery of any such damages in any Dispute is hereby waived. The award rendered by the arbitrators shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq.

(b) To the extent that any party hereto (including assignees of any party’s rights or obligations under this Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, from suit, from the jurisdiction of any court, from an interlocutory order or injunction or the enforcement of the same against its property in such court, from attachment prior to judgment, from attachment in aid of execution of an arbitral award or judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), each party hereto hereby irrevocably agrees not to claim, and hereby irrevocably waives, such immunity.

(c) This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any party.

11.10. Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Partner will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

11.11. Waiver of Certain Rights. To the maximum extent permitted by applicable law, each Partner irrevocably waives any right it might have to maintain any action for dissolution of the Partnership, or to maintain any action for partition of the property of the Partnership.

11.12. Title to Partnership Property. All assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property.

11.13. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.

11.14. Electronic Transmissions. Each of the parties hereto agrees that (a) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

11.15. Aggregation of Interests. For the purposes of determining any rights, benefits or entitlements under this Agreement that are based, in whole or in part, on ownership of Units, a Partner shall be entitled to aggregate all Interests owned by such Partner and its Affiliates in determining the aggregate ownership of Units hereunder.

11.16. BBTS Adjustment Amount.

(a) The Partners acknowledge that BBTS funded certain capital expenditures and other obligations of TexStar and its Subsidiaries prior to the Effective Date and BBTS shall be entitled to the payment from the Partnership of the BBTS Adjustment Amount plus a 7% per annum return thereon (compounded quarterly) (together, the “BBTS Adjustment Amount Payout”) prior to any distribution by the Partnership to the other Limited Partners pursuant to Section 5.1.

(b) The BBTS Adjustment Amount and BBTS Adjustment Amount Payout are not intended to be treated as equity or equity related payments of the Partnership for U.S. federal and applicable state, local and foreign income tax purposes. Additionally, for U.S. federal (and applicable state, local and foreign) income tax purposes, to the extent permitted by applicable law:

(i) The Partnership and each Partner agree to treat any BBTS Adjustment Amount Payout as being on account of Qualified Reimbursement Amounts (as defined in the Contribution Agreement) as a reimbursement of capital expenditures by the Partnership to BBTS.

(ii) The Partnership and each Partner agree to treat payments of the BBTS Adjustment Amount Payout (other than those described in Section 11.16(b)(i)

above), up to the amount of cash and current accounts receivable included in the calculation of “Current Assets” (as defined in the Contribution Agreement) in the calculation of the amount of the Preferred Equity (as described in the Contribution Agreement), as a return by the Partnership of assets inadvertently contributed by BBTS to the Partnership. As such, the amounts described in this Section 11.16(b)(ii) shall not be treated as consideration paid by the Partnership to BBTS in exchange for its contribution of assets pursuant to the Contribution Agreement.

(c) None of the Partnership or any Partner shall take a position for U.S. federal (or applicable state, local or foreign) income tax purposes in contravention of this Section 11.16 absent a “final determination” (as described in Code Section 1313).

(d) The Partnership shall not issue any additional Equity Interests (or other rights entitling the holder thereof to any distributions from the Partnership) prior to payment to BBTS of the BBTS Adjustment Amount Payout except to the extent the proceeds received by the Partnership on account of such Equity Interest (or other rights) are sufficient, and are used by the Partnership, to pay to BBTS the BBTS Adjustment Amount Payout.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned Partners have executed this Agreement effective as of the Effective Date.

GENERAL PARTNER:

SOUTHCROSS HOLDINGS GP LLC

By:	/s/ Phillip M. Mezey
Name:	Phillip M. Mezey
Title:	Chief Executive Officer

CLASS A LIMITED PARTNERS:

BBTS BORROWER LP

By:	BBTS Borrower GP LLC,
Its general partner

By:	/s/ Phillip M. Mezey
Name:	Phillip M. Mezey
Title:	Co-Chief Executive Officer and Chief Operating Officer

SOUTHCROSS ENERGY LLC

By:	/s/ J. Michael Anderson
Name:	J. Michael Anderson
Title:	Senior Vice President and Chief Financial Officer

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